The information in this prospectus supplement is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (Subject to Completion––dated March 10, 2006)

(To Prospectus dated January 16, 2004)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-110241

[__,            ,            ] Shares

Common Stock

We are selling [                    ] shares of our common stock. We intend to use the net proceeds from this offering for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures.

You should read both this prospectus supplement and the accompanying prospectus dated January 16, 2004, together with additional information described under the heading “Where You Can Find More Information”, before you invest in our common stock.

Our common stock currently is quoted on the Nasdaq National Market under the symbol “PRTL”. Beginning on March 14, 2006, subject to Nasdaq approval of our listing application, our common stock will be quoted on the Nasdaq Capital Market under the same symbol. On March 10, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $0.7988 per share. See “Risk Factors—Risks Related to Our Common Stock and This Offering—If we are delisted from the Nasdaq National Market and/or Nasdaq Capital Market, it could result in a more limited public market for our common stock, and, as a result, our shareholders may be unable to dispose of their shares of our common stock in acceptable amounts or acceptable prices” beginning on page S-12 of this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Price	Proceeds before expenses to Primus Telecommunications Group, Incorporated
Per Share	[ ]	[_____]
Total	[ ]	[_____]

We estimate the proceeds to us from this offering, net of legal fees and other related expenses, to be approximately $[            ] The price per share of [            ] reflects a [            ]% discount from the closing market price of our common stock as quoted on the Nasdaq National Market on the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March [    ], 2006.

Prospectus Supplement

Prospectus

About this Prospectus	1
Summary	1
Risk Factors	6
Dividend Policy	17
Selected Financial Data	18
Use of Proceeds	20
Description of Depositary Shares	20
Description of Debt Securities	22
Description of Warrants	24
Legal Ownership of Securities	27
Plan of Distribution	31
Where You Can Find More Information	33
Forward-Looking Information	34
Legal Matters	36
Experts	36

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common stock we are offering and also adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Unless otherwise stated, all references to “us,” “our,” “Primus,” “we,” the “Company” and similar designations refer to Primus Telecommunications Group, Incorporated and our subsidiaries. Our logo, trademarks and service marks are the property of Primus. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-5 of this prospectus supplement and our consolidated financial statements and the related notes and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Our Company

We are an integrated telecommunications services provider offering a portfolio of international and domestic voice, wireless, Internet, voice-over-Internet protocol (VOIP), data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and Europe. Our focus is to service the demand for high quality, competitively priced international communications services that is being driven by the globalization of the world’s economies, the worldwide trend toward telecommunications deregulation and the growth of Internet, VOIP, wireless and data traffic.

We target customers with significant telecommunications needs, including small- and medium-sized enterprises (SMEs), multinational corporations, residential customers, and other telecommunications carriers and resellers. We provide services over our global network, which consists of:

•	16 carrier-grade domestic and international gateway switching systems (the hardware/software devices that direct the voice traffic across the network) in the United States, Canada, Australia, Europe and Japan;

•	approximately 350 interconnection points to our network, or points of presence (POPs), within our service regions and other markets;

•	undersea and land-based fiber optic transmission line systems that we own or lease and that carry voice and data traffic across the network; and

•	global network and data centers that use a high-bandwidth network standard (asynchronous transfer mode) and Internet-based protocol (ATM+IP) to connect with the network. The global VOIP network is based on routers and gateways with an open network architecture which connects our partners in over 150 countries.

The services we offer can be classified into three main product categories: voice, data/Internet and VOIP services. Within these three main product categories, we offer our customers a wide range of services, including:

•	international and domestic long distance services over the traditional network;

•	retail VOIP services;

•	wireless services;

•	prepaid services, toll-free services and reorigination services;

•	dial-up, dedicated and high-speed Internet access;

•	local voice services;

•	ATM+IP broadband services; and

•	managed and shared Web hosting services and applications.

Generally, we price our services competitively or at a discount with the major carriers operating in our principal service regions. We expect to continue to generate net revenue from sales and marketing efforts focused on customers with significant communications needs (international and domestic voice, wireless, VOIP, Internet and data), including SMEs, multinational corporations, residential customers, particularly ethnic customers, and other telecommunications carriers and resellers, as well as acquisitions.

We are a Delaware corporation with our principal executive offices located at 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102. Our telephone number is (703) 902-2800 and our web site address is www.primustel.com. We make available free of charge through the “Investors” section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (SEC). We include our web site address in this prospectus supplement only as an inactive textual reference and do not intend it to be an active link to our web site. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

Recent Developments

On February 27, 2006, we reported that we completed an exchange of $26.5 million principal amount of our 5 3/4% Convertible Subordinated Debentures due 2007 (the “2007 Debentures”) for $26.5 million principal amount of our Step Up Convertible Subordinated Debentures due 2009 (the “2009 Debentures”). See our current report on Form 8-K, filed with the SEC on March 2, 2006, which is incorporated by reference into this prospectus supplement (except for information under Item 7.01 thereof or in Exhibit 99.1 thereto, which information is not incorporated by reference into this prospectus supplement) and Amendment No. 1 to our Form T-3, filed with the SEC on February 27, 2006.

On February 9, 2006, we reported our fourth quarter and full year 2005 financial results. Net revenue was $287 million and $1,187 million for the fourth quarter and full year 2005, respectively. Loss from operations was $6 million and $80 million, respectively. We had a cash balance of $54 million, including $11 million of restricted funds, as of December 31, 2005.

On February 3, 2006, we reported that our wholly-owned Canadian subsidiary had entered into an Amended and Restated Loan Agreement (the “Amended Agreement”) related to its existing secured non-revolving term loan facility with a Canadian financial institution. The Amended Agreement extended the maturity date for the facility to April 2008 from April 2007, reaffirmed the interest rate of 7 3/4%, altered selected financial covenants, reduced the maximum loan balance from 42 million Canadian dollars (CAD) to CAD 32 million and established quarterly principal payments of CAD 1 million commencing April 2007. On February 1, 2006 we drew the remaining CAD 17 million available under this facility, bringing the total outstanding under the facility to CAD 32 million.

During November and December of 2005 and in January 2006, we exchanged and extinguished $11.1 million principal amount of our 12 3/4% senior notes for 7.0 million shares of our common stock.

THE OFFERING

Issuer	Primus Telecommunications Group, Incorporated

Common stock offered by us	[__,___,___]

Common stock to be outstanding after the offering	[___,___,___]

Use of proceeds	We estimate that the net proceeds from this offering will be $[____] million. We intend to use the net proceeds from this offering for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section beginning on page S-5 of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq National Market symbol(1)	PRTL

(1)	Our common stock currently is quoted on the Nasdaq National Market. Beginning on March 14, 2006, subject to Nasdaq approval of our listing application, our common stock will be quoted on the Nasdaq Capital Market under the same symbol. See “Risk Factors—Risks Related to Our Common Stock and This Offering—If we are delisted from the Nasdaq National Market and/or Nasdaq Capital Market, it could result in a more limited public market for our common stock, and, as a result, our shareholders may be unable to dispose of their shares of our common stock in acceptable amounts or acceptable prices” beginning on page S-12 of this prospectus supplement.

The number of shares of common stock to be outstanding after the offering is based on 107,109,337 shares of our common stock outstanding as of February 28, 2006 and excludes:

•	9.2 million shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.30 per share;

•	2.2 million additional shares available for issuance under our stock option compensation plans;

•	approximately 590,000 shares available for issuance under our employee stock purchase plan;

•	approximately 695,000 shares available for issuance under our restricted stock plan;

•	14.2 million shares of our common stock issuable upon conversion of our 3 3/4% Convertible Senior Notes due 2010 (the “2010 Notes”);

•	475,000 shares of our common stock issuable upon conversion of the 2007 Debentures; and

•	22.3 million shares of our common stock issuable upon conversion of the 2009 Debentures, subject to approval by our stockholders of an increase in the number of shares of our common stock authorized for issuance.

All data contained herein relating to the proceeds of the offering reflect that all shares offered hereby will be purchased at a price equal to [            ]% of the closing market price of the common stock on the Nasdaq National Market on the date of this prospectus supplement.

RISK FACTORS

Any purchase of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the information under the caption “Special Note Regarding Forward-Looking Statements” and the other information contained in or incorporated by reference to this prospectus before you decide to buy our common stock. If any of the following risks actually materializes, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of our common stock would likely decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

Risks Related to Our Financial Results and Need for Financing

We may receive an unqualified opinion with a matter of emphasis regarding our ability to continue as a going concern from our independent registered public accounting firm in connection with the filing of our Form 10-K for the year ended December 31, 2005, which could adversely affect our operations by potentially increasing our immediate need for additional capital.

The Company reported a net loss of ($154.4) million and net cash used in operating activities of ($50.7) million during the year ended December 31, 2005. Additionally, the Company utilized $49.8 million for capital expenditures during this period. Furthermore, at February 28, 2006, the Company had outstanding $23.6 million of its 2007 Debentures, which mature in February 2007. Although the Company believes its operations are improving, there can be no assurance that operations will improve, or will improve to an extent sufficient to obviate funding needs. These factors may raise substantial doubt as to our ability to continue as a going concern. Accordingly, upon the filing of the Company’s Form 10-K for the year ended December 31, 2005, the Company’s independent registered public accounting firm may issue a matter of emphasis in its opinion regarding our ability to continue as a going concern. The receipt of an unqualified opinion with a matter of emphasis regarding our ability to continue as a going concern may adversely affect our ability to manage our accounts payable and potentially cause some suppliers to deal with us on a cash-on-delivery or prepaid basis only. If this were to occur, this would adversely affect our operations by increasing our immediate need for additional capital.

If competitive pressures continue or intensify and/or the success of our new initiatives is not adequate in amount or timing to offset the decline in results from our core businesses, we may not be able to service our debt or other obligations.

We believe that our existing cash and cash equivalents, future sales of equity, internally generated funds from operating activities, continued cost reduction efforts, our ability to moderate capital expenditures, combined with existing and potential debt financing alternatives and potential proceeds from asset sales and interest savings from balance sheet deleveraging should be sufficient to fund our debt service requirements and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), resolution of vendor disputes, and other cash needs for our operations through at least 2006. However, there are substantial risks, uncertainties and changes that could cause actual results to differ from our current belief, particularly as aggressive pricing and bundling strategies by certain incumbent carriers and incumbent local exchange carriers (ILECs) have intensified competitive pressures in the markets where we operate, and/or if we have insufficient financial resources to market our services. The aggregate anticipated margin contribution from our new initiatives may not be adequate in amount or timing to offset the declines in margin from our core business. In addition, regulatory decisions could have a material adverse impact on our operations and outlook. See also information under “Liquidity and Capital Resources–Short- and Long-Term Liquidity Considerations and Risks” in our Form 10-Q for the quarter ended September 30, 2005, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and in these Risk Factors. If adverse events referenced therein were to occur, we may not be able to service our debt or other obligations and could, among other things, be required to seek protection under the bankruptcy laws of the United States or other similar laws in other countries.

Our high level of debt may adversely affect our financial and operating flexibility.

We currently have substantial indebtedness and anticipate that we and our subsidiaries may incur additional indebtedness in the future. The level and/or terms of our indebtedness (1) could make it difficult for us to make required payments of principal and interest on our outstanding debt; (2) could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (3) requires that a substantial portion of our cash flow, if any, be dedicated to the payment of principal and interest on outstanding indebtedness and other obligations and, accordingly, such cash flow will not be available for use in our business; (4) could limit our flexibility in planning for, or reacting to, changes in our business; (5) results in our being more highly leveraged than many of our competitors, which places us at a competitive disadvantage; (6) will make us more vulnerable in the event of a downturn in our business; and (7) could limit our ability to sell assets partially or fund our operations due to covenant restrictions.

We have experienced significant historical, and may experience significant future, operating losses and net losses which may hinder our ability to meet our debt service or working capital requirements.

As of September 30, 2005, we had an accumulated deficit of $(825.1) million. We incurred net losses of $(63.6) million in 1998, $(112.7) million in 1999, $(174.7) million in 2000, $(306.2) million in 2001, $(34.6) million in 2002, $(10.6) million in 2004 and $(129.5) million during the first nine months of 2005. During the year ended December 31, 2003, we recognized net income of $54.8 million, of which $39.4 million is the positive impact of foreign currency transaction gains. If we cannot generate net income or operating profitability, we may not be able to meet our debt service or working capital requirements. These developments could have a material adverse impact on the trading prices of our common stock.

Risks Related to Our Operations

We may be exposed to significant liability resulting from our noncompliance with FCC directives regarding enhanced 911 (E911) services.

In June 2005, the Federal Communications Commission (FCC) adopted new rules requiring VOIP providers interconnected to the public switched telephone network (PSTN) to provide E911 service in a manner similar to traditional wireline carriers by November 2005. Lingo, our subsidiary which sells VOIP services, was unable to meet this deadline for all of its customers. As of February 28, 2006, a substantial percentage of our Lingo customers were without E911 service. We have sought a waiver from the FCC asking for an additional nine months to complete deploying our E911 service, but the FCC has not yet addressed our waiver petition. We also are participating in a legal challenge to these rules pending before the U.S. Court of Appeals for the District of Columbia Circuit.

Lingo’s current services are more limited than the 911 services offered by traditional wireline telephone companies. These limitations may cause significant delays, or even failures, in callers’ receipt of the emergency assistance they need. We have notified our customers of the differences between our Emergency Calling Service and E911 services and those available through traditional telephony providers and have received affirmative acknowledgement from substantially all of our customers. Nevertheless, injured customers may attempt to hold us responsible for any loss, damage, personal injury or death suffered as a result of our failure to comply with the FCC mandated E911 service. Our resulting liability could be significant.

In addition, if and to the extent that we are determined to be out of compliance with the FCC order regarding E911 services, we may be subject to fines or penalties or injunctions prohibiting Lingo from providing service in some markets.

Because a significant portion of our business is conducted outside the United States, fluctuations in foreign currency exchange rates could adversely affect our results of operations.

A significant portion of our net revenue is derived from sales and operations outside the United States. The reporting currency for our consolidated financial statements is the United States dollar (USD). The local currency of each country is the functional currency for each of our respective entities operating in that country. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs outside the United States, and changes in exchange rates have had and may have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following exchange rates: USD/Australian dollar (AUD), USD/CAD, USD/British pound (GBP), and USD/Euro (EUR). For the three months ended September 30, 2005 as compared to the same period a year ago, our revenue results were unfavorably impacted by a weakening of the USD compared to the AUD and the CAD and our revenue results were favorably impacted by a strengthening of the USD compared to the EUR and GBP. See “Quantitative and Qualitative Disclosures about Market Risk” in our Form 10-Q for the quarter ended September 30, 2005 that is incorporated by reference in this prospectus. Due to the large percentage of our operations conducted outside of the United States, strengthening or weakening of the USD relative to one or more of the foregoing currencies could have an adverse impact on future results of operations. We historically have not engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks.

In addition, the operations of affiliates and subsidiaries in foreign countries have been funded with investments and other advances denominated in foreign currencies. Historically, such investments and advances have been long-term in nature, and we accounted for any adjustments resulting from currency translation as a charge or credit to accumulated other comprehensive loss within the stockholders’ deficit section of our consolidated balance sheets. In 2002, agreements with certain subsidiaries were put in place for repayment of a portion of the investments and advances made to those subsidiaries. As we anticipate repayment in the foreseeable future of these amounts, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the consolidated statements of operations, and depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Given our limited experience in delivering our new product initiatives and in providing bundled local, wireless, broadband, DSL, Internet, data and VOIP services, we may not be able to operate successfully or expand these parts of our business.

During 2004, we accelerated initiatives to provide wireless, broadband, VOIP and local wire line services in certain markets where we operate. During the third quarter of 2004, we accelerated initiatives to become an integrated wireline, wireless and broadband service provider in order to counter competitive pricing pressures initiated by large incumbent providers in certain of the principal markets where we operate and to stem the loss of certain of our wireline and dial-up internet service provider (ISP) customers to our competitors’ bundled wireless, wireline and broadband service offerings. Our experience in providing these new products in certain markets and in providing these bundled service offerings is limited. Our primary competitors include incumbent telecommunications providers, cable companies and other ISPs that have a significant national or international presence. Many of these operators have substantially greater resources, capital and operational experience than we do. We also expect that we will experience increased competition from traditional telecommunications carriers and cable companies and other new entrants that expand into the market for broadband, VOIP, Internet services and traditional voice services, and regulatory developments may impair our ability to compete. Therefore, future operations involving these individual or bundled services may not succeed in this new competitive environment, and we may not be able to expand successfully; may experience margin pressure; may face quarterly revenue and operating results variability; and have heightened difficulty in establishing future revenues or results. As a result, there can be no assurance that we will reverse recent revenue declines or maintain or increase revenues or be able to generate income from operations or net income in the future or on any predictable or timely basis.

If we are not able to operate a cost-effective network, we may not be able to successfully grow our business.

Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network and to provide local, broadband Internet and wireless services. If we fail to generate additional traffic on our network, if we experience technical or logistical impediments to our ability to develop necessary networks (such as our DSL networks in Australia and Canada) or to migrate traffic and customers onto our network, or if we experience difficulties with our third-party providers, we may not achieve desired economies of scale or otherwise be successful in growing our business.

Our repositioning in the market place places a significant strain on our resources and, if not managed effectively, could result in operational inefficiencies and other difficulties.

Our repositioning in the market place may place a significant strain on our management, operational and financial resources, and increases demand on our systems and controls. To manage this change effectively, we must continue to implement and improve our operational and financial systems and controls, invest in critical network infrastructure to maintain or improve our service quality levels, purchase and utilize other transmission facilities, and expand, train and manage our employee base. If we inaccurately forecast the movement of traffic onto our network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. As we proceed with our development, operational difficulties could arise from additional demand placed on customer provisioning and support, billing and management information systems, product delivery and fulfillment, on our support, sales and marketing and administrative resources and on our network infrastructure. For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

Integration of acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to increase the volume of voice and data traffic that we carry over our existing global network in order to reduce transmission costs and other operating costs as a percentage of net revenue, improve margins, improve service quality and enhance our ability to introduce new products and services. We may pursue acquisitions in the future to further our strategic objectives.

Acquisitions of businesses and customer lists, a key element of our historical growth strategy, involve operational risks, including the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management. Moreover, there can be no assurance that we will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired business or assets into our own.

There may be difficulty in migrating the customer base and in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities, and there can be no assurance that successful integration will occur in light of these factors.

If the fair value of our long-lived assets is determined to be less than its carrying value, any resulting impairment charge could have a material adverse impact on our results of operations and financial condition.

We assess the recoverability of our long-lived assets to be held and used whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Our judgments regarding the existence of impairment indicators are based on expected operational performance, market conditions, legal factors and future plans. If we conclude that a triggering event for impairment has occurred, we will compare the carrying value of the assets with the undiscounted cash flows expected to be derived from the usage of the asset. If there is a shortfall and the fair value of the asset is less than its carrying value, we will record an impairment charge for the excess carrying value over fair value. We estimate fair value using a discounted cash flow model. Any resulting impairment charge could have a material adverse impact on our financial condition and results of operations.

A deterioration in our relationships with facilities-based carriers could have a material adverse effect upon our business.

We primarily connect our customers’ telephone calls and data/Internet needs through transmission lines that we lease under a variety of arrangements with other facilities-based long distance carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business depends on our ability to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition.

If we are not able to use and protect our intellectual property domestically and internationally, it could have a material adverse effect on our business.

Our ability to compete depends, in part, on our ability to use intellectual property in the United States and internationally. We rely on a combination of trade secrets, trademarks and licenses to protect our intellectual property. We are also subject to the risks of claims and litigation alleging infringement of the intellectual property rights of others. The telecommunications industry is subject to frequent litigation regarding patent and other intellectual property rights. We rely upon certain technology, including hardware and software, licensed from third parties. There can be no assurance that the technology licensed by us will continue to provide competitive features and functionality or that licenses for technology currently used by us or other technology that we may seek to license in the future will be available to us on commercially reasonable terms or at all. Although our existing licenses are on standard commercial terms made generally available by the companies providing the licenses and, individually, their cost and terms are not material to our business, the loss of, or our inability to maintain, existing licenses could result in shipment delays or reductions until equivalent technology or suitable alternative products could be developed, identified, licensed and integrated. Such delays or reductions in the aggregate could harm our business.

The loss of our key personnel could have a material adverse effect on our business.

The loss of the services of K. Paul Singh, our Chairman and Chief Executive Officer, or the services of our other key personnel, or our inability to attract and retain additional key management, technical and sales personnel, could have a material adverse effect upon us.

Natural disasters may affect the markets in which we operate, our operations and our profitability.

Many of the geographic areas where we conduct our business may be affected by natural disasters, including hurricanes and tropical storms. Hurricanes, tropical storms and other natural disasters could have a material adverse effect on the business by damaging the network facilities or curtailing voice or data traffic as a result of the effects of such events, such as destruction of homes and businesses.

Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability.

We are a United States-based corporation with significant international operations. Terrorist attacks, such as the attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and subsequent worldwide terrorist actions, including apparent action against companies operating abroad, may negatively affect our operations. We cannot assure you that there will not be further terrorist attacks that affect our employees, network facilities or support systems, either in the United States or in any of the other countries in which we operate. Certain losses resulting from these types of events are uninsurable and others are not likely to be covered by our insurance.

Terrorist attacks may directly impact our business operations through damage or harm to our employees, network facilities or support systems, increased security costs or the general curtailment of voice or data traffic. Any of these events could result in increased volatility in or damage to our business and the United States and worldwide financial markets and economies.

Risks Related to Our Industry

We experience intense domestic and international competition which may adversely affect our results of operations and financial condition.

The local and long distance telecommunications, data, broadband, Internet, VOIP and wireless industries are intensely competitive with relatively limited barriers to entry in the more deregulated countries in which we operate and with numerous entities competing for the same customers. Recent and pending deregulation in various countries may encourage new entrants to compete, including ISPs, wireless companies, cable television companies that would offer voice, broadband, Internet access and television, and electric power utilities that would offer voice and broadband Internet access. For example, the United States and many other countries have committed to open their telecommunications markets to competition pursuant to an agreement under the World Trade Organization which began on January 1, 1998. Further, in the United States, as certain conditions have been met under the Telecommunications Act of 1996, the regional Bell operating companies (RBOCs) have been allowed to enter the long distance market and other long distance carriers have been allowed to enter the local telephone services market (although regulatory developments have diminished the attractiveness of this opportunity), and many entities, including cable television companies and utilities, have been allowed to enter both the local service and long distance telecommunications markets. Moreover, the rapid enhancement of VOIP technology may result in increasing levels of traditional domestic and international voice long distance traffic being transmitted over the Internet, as opposed to traditional telecommunication networks such as ours. Currently, there are significant capital investment savings and cost savings associated with carrying voice traffic employing VOIP technology, as compared to carrying calls over traditional networks. Thus, there exists the possibility that the price of traditional long distance voice services will decrease in order to be competitive with VOIP. Additionally, competition is expected to be intense to switch customers to VOIP product offerings, as is evidenced by numerous recent market announcements in the United States and internationally from industry leaders and competitive carriers concerning significant VOIP initiatives. Our ability effectively to retain our existing customer base and generate new customers, either through our network or our own VOIP offerings, may be adversely affected by accelerated competition arising as a result of VOIP initiatives, as well as regulatory developments that may impede our ability to compete, such as restrictions on access to broadband networks owned and operated by others and the requirement to provide E911 services. As competition intensifies as a result of deregulatory, market or technological developments, our results of operations and financial condition could be adversely affected.

We are substantially smaller than our major competitors, whose marketing and pricing decisions, and relative size advantage, could adversely affect our ability to attract and retain customers and are likely to continue to cause significant pricing pressures that could adversely affect our net revenues, results of operations and financial condition.

The long distance telecommunications, Internet, broadband, DSL, data and wireless industry is significantly influenced by the marketing and pricing decisions of the larger long distance industry, Internet access, broadband, DSL and wireless business participants. Prices in the long distance industry have continued to decline in recent years, and as competition continues to increase within each of our service segments and each of our product lines, we believe that prices are likely to continue to decrease. Our competitors in our core markets include, among others: Sprint, the RBOCs and the major wireless carriers in the United States; Telstra, SingTel Optus and Telecom New Zealand in Australia; Telus, BCE, Allstream (formerly AT&T Canada) and the major wireless and cable companies in Canada; and BT, Cable & Wireless United Kingdom, Colt Telecom, Energis and the major wireless carriers in the United Kingdom. Customers frequently change long distance, wireless and broadband providers and ISPs in response to the offering of lower rates or promotional incentives, increasingly as a result of bundling of various services by competitors. Moreover, competitors’ VOIP and broadband product rollouts have added further customer choice and pricing pressure. As a result, generally, customers can switch carriers and service offerings at any time. Competition in all of our markets is likely to remain intense, or even increase in intensity and, as deregulatory influences are experienced in markets outside the United States, competition in non-United States markets is becoming similar to the intense competition in the United States. Many of our competitors are significantly larger than we are and have substantially greater financial, technical and marketing resources, larger networks, a broader portfolio of service offerings, greater control over network and transmission lines, stronger name recognition and customer loyalty, long-standing relationships with our target customers, and lower debt leverage ratios. As a result, our ability to attract and retain customers may be adversely affected. Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. Several long distance carriers in the United States, Canada and Australia, and the major wireless carriers and cable companies, have introduced pricing and product bundling strategies that provide for fixed, low rates for calls. This strategy of our competitors could have a material adverse effect on our net revenue per minute, results of operations and financial condition if our pricing, set to remain competitive, is not offset by similar declines in our costs. Many companies emerging out of bankruptcy might benefit from a lower cost structure and might apply pricing pressure within the industry to gain market share. We compete on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. If such price pressures and bundling strategies intensify, we may not be able to compete successfully in the future, may face quarterly revenue and operating results variability, and may have heightened difficulty in estimating future revenues or results.

Uncertainties and risks associated with international markets could adversely impact our international operations.

We have significant international operations and, as of September 30, 2005, derive more than 80% of our revenues by providing services outside of the United States. In international markets, we are smaller than the principal or incumbent telecommunications carrier that operates in each of the foreign jurisdictions where we operate. In these markets, incumbent carriers are likely to control access to, and pricing of, the local networks; enjoy better brand recognition and brand and customer loyalty; generally offer a wider range of products and services; and have significant operational economies of scale, including a larger backbone network and more correspondent agreements.

Moreover, the incumbent carrier may take many months to allow competitors, including us, to interconnect to its switches within its territory, and we are dependent upon their cooperation in migrating customers onto our network. There can be no assurance that we will be able to obtain the permits and operating licenses required for us to operate; obtain access to local transmission facilities on economically acceptable terms; or market services in international markets.

In addition, operating in international markets generally involves additional risks, including: unexpected changes in regulatory requirements, taxes, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, restrictions associated with the repatriation of funds, technology export and import restrictions, and seasonal reductions in business activity.

Our ability to operate and grow our international operations successfully could be adversely impacted by these risks and uncertainties particularly in light of the fact that we derive such a large percentage of our revenues from outside of the United States.

The telecommunications industry is rapidly changing, and if we are not able to adjust our strategy and resources effectively in the future to meet changing market conditions, we may not be able to compete effectively.

The telecommunications industry is changing rapidly due to deregulation, privatization, consolidation, technological improvements, availability of alternative services such as wireless, broadband, DSL, Internet, VOIP, and wireless DSL through use of the fixed wireless spectrum, and the globalization of the world’s economies. In addition, alternative services to traditional fixed wireline services, such as wireless, broadband, Internet and VOIP services, are a substantial competitive threat. If we do not adjust our contemplated plan of development to meet changing market conditions and if we do not have adequate resources, we may not be able to compete effectively. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Achieving successful financial results will depend on our ability to anticipate, assess and adapt to rapid technological changes, and offer, on a timely and cost-effective basis, services including the bundling of multiple services, that meet evolving industry standards. If we do not anticipate, assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms, our financial results may be materially and adversely affected.

We are subject to potential adverse effects of regulation which may have a material adverse impact on our competitive position, growth and financial performance.

Our operations are subject to constantly changing regulation. There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us.

As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Recent widespread regulatory changes in the United Kingdom and potential future regulatory, judicial, legislative and government policy changes in other jurisdictions where we operate could have a material adverse effect on us. Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

Regulatory considerations that affect or limit our business include (1) United States common carrier requirements not to discriminate unreasonably among customers and to charge just and reasonable rates; (2) general uncertainty regarding the future regulatory classification of and taxation of VOIP telephony, the need to provide emergency calling services in a manner required by the FCC that is not yet available commercially on a nation-wide basis and the ability to access broadband networks owned and operated by others; if regulators decide that VOIP is a regulated telecommunications service, our VOIP services may be subject to burdensome regulatory requirements and fees, we may be obligated to pay carriers additional interconnection fees and operating costs may increase; (3) general changes in access charges, universal service and regulatory fee payments would affect our cost of providing long distance services; and (4) general changes in access charges and contribution payments could adversely affect our cost of providing long distance, wireless, broadband, VOIP, local and other services. Any adverse developments implicating the foregoing could materially adversely affect our business, financial condition, result of operations and prospects.

Risks Relating to Our Common Stock and This Offering

If we are delisted from the Nasdaq National Market and/or Nasdaq Capital Market, it could result in a more limited public market for our common stock, and, as a result, our shareholders may be unable to dispose of their shares of our common stock in acceptable amounts or acceptable prices.

On June 17, 2005, we received a notice of potential delisting of our common stock from Nasdaq National Market due to the fact that our common stock had not met the minimum prescribed trading prices for continued listing on the Nasdaq National Market. On December 13, 2005, we received a Staff Determination Letter from the Nasdaq National Market that our common stock is subject to delisting from the Nasdaq National Market for failing to meet the minimum bid requirement. On December 20, 2005, the Company requested a hearing that was held on January 12, 2006 before the Nasdaq Listings Qualification Panel (the “Panel”). The delisting of our common stock was stayed pending the outcome of the hearing. On February 14, 2006, the Company received the Panel’s determination to continue the listing of the Company’s common stock on the Nasdaq National Market conditioned upon the following exception: on or before March 10, 2006, the Company must have evidenced a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days. The Panel also noted that the Company meets the listing standards for inclusion in the Nasdaq Capital Market, and that a transfer to that market would provide the Company with an additional 180 days from December 13, 2005 (i.e., June 12, 2006) to comply with the minimum bid price rule. In order to meet the minimum bid price rule, we may take certain steps to increase the minimum bid of our common stock, including, subject to appropriate authorizations and approvals, effecting a reverse split of our common stock. On February 7, 2006, the Company applied for listing on the Nasdaq Capital Market to be effective March 14, 2006. The Company’s continued listing on the Nasdaq Capital Market will be contingent upon the review and likely approval of our listing application by Nasdaq. The Company will be required to pay all applicable listing fees and evidence compliance with all requirements for continued listing on the Nasdaq Capital Market. If we do not meet the continuing listing standards for the Nasdaq Capital Market, however, our common stock would be delisted from trading on the Nasdaq Capital Market and could trade on the OTC Bulletin Board. The OTC Bulletin Board is a substantially less liquid market than the Nasdaq National Market or Capital Market. As a result, if our common stock is delisted from the Nasdaq markets or if we effect a reverse split of our common stock, our stockholders may have greater difficulty disposing of their shares in acceptable amounts and at acceptable prices and we may have greater difficulty issuing equity securities or securities convertible into common stock in such circumstances. If delisted, we cannot assure you when, if ever, our common stock would once again be eligible for listing on either the Nasdaq National Market or Capital Market.

Significant future sales of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings.

Significant future sales of our common stock in the public market, including in particular the shares offered under the Common Stock Resale Registration Statement (defined below) and the Note Registration Statement (defined below) and shares issuable upon conversion of the 2009 Debentures, could lower our stock price and impair our ability to raise funds in new stock offerings. Of 22.6 million shares of our common stock originally issued upon conversion of our Series C Preferred stock (the “Series C Registered Securities”) in November 2003, which were registered for resale under an effective registration statement (the “Common Stock Resale Registration Statement”) under the Securities Act, 16.5 million shares were, as of February 28, 2006, held by a group of affiliated holders. These shares, in general, may be freely resold under the Securities Act pursuant to the Common Stock Resale Registration Statement. In addition, the holders of the 2010 Notes have a registration statement that has been declared effective under the Securities Act (the “Note Registration Statement”) covering these notes and the 14.2 million shares of common stock issuable upon conversion of these notes, and the 22.3 million shares of common stock issuable upon conversion of the outstanding 2009 Debentures, subject to approval by our stockholders of an increase in the number of shares of our common stock authorized for issuance, will be unrestricted and freely transferable under the Securities Act. Sales of a substantial amount of this common stock in the public market , or the perception that these sales may occur, could create selling pressure on our common stock and adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

Future issuances of common stock could adversely impact our earnings per share and create selling pressure on our common stock, which could adversely affect our stock price.

As of February 28, 2006, we had 107,109,337 outstanding shares of our common stock that were subject to dilution by:

•	9.2 million shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $2.30 per share;

•	2.2 million additional shares available for issuance under our stock option compensation plans;

•	approximately 590,000 shares available for issuance under our employee stock purchase plan;

•	approximately 695,000 shares available for issuance under our restricted stock plan;

•	14.2 million shares of our common stock issuable upon conversion of the 2010 Notes;

•	475,000 shares of our common stock issuable upon conversion of the 2007 Debentures; and

•	22.3 million shares of our common stock issuable upon conversion of the 2009 Debentures, subject to approval by our stockholders of an increase in the number of shares of our common stock authorized for issuance.

We intend to seek shareholder approval of an increase in the number of shares of our common stock authorized for issuance, both for future issuances and to reserve shares issuable upon conversion of the 2009 Debentures. Future issuances of common stock through registered offerings or the conversion of our convertible notes and debentures could adversely impact our earnings per share by diluting our outstanding common stock which could adversely affect our stock price. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

A small group of our stockholders could exercise influence over our affairs.

As of February 28, 2006, funds affiliated with American International Group, Incorporated (AIG) owned 15.4% of our outstanding common stock, which was acquired through the Preferred Conversion (defined below in “Description of Capital Stock–General”). Subject to the maintenance of certain minimum ownership levels, and our Board’s right to exercise its fiduciary duties, we have agreed under a Governance Agreement to:

•	permit the former holders of Series C Preferred (after to the Preferred Conversion) to nominate one candidate for election by our stockholders to our board of directors and one non-voting Board observer; and

•	obtain approval by a majority of our non-management directors acting as a group before we may undertake certain actions.

In addition to the provisions described above, the AIG-affiliated funds, through their ownership of our common stock, could exercise significant influence over such matters as:

•	amendments to our certificate of incorporation;

•	other fundamental corporate transactions such as mergers and asset sales; and

•	the general direction of our business and affairs.

In addition, the applicable triggering provisions of our Rights Agreement contain exceptions with respect to the acquisition of beneficial ownership of our shares by the former holders of Series C Preferred. As a result, the former holders of Series C Preferred could gain additional control over our affairs without triggering the provisions of our Rights Agreement.

Finally, other stockholders that acquire a significant portion of our common stock, either in the market or in future issuances by us, could potentially exercise influence over our affairs.

Anti-takeover provisions could impede or discourage a third party acquisition.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. We also have adopted a Rights Agreement, commonly known as a “poison pill,” that entitles our stockholders to acquire additional shares of our common stock, or the stock of a potential acquirer of our company, at a substantial discount from their market value in the event of an attempted takeover, unless such stockholders’ rights are earlier redeemed or exchanged by us in the discretion of our board of directors. Our by-laws provide for a classified board of directors serving staggered three-year terms and restrictions on who may call a special meeting of stockholders, and our certificate of incorporation prohibits stockholder action by written consent. The indentures governing our outstanding notes and public debt require that we offer to repurchase such debt or notes upon a change of control. Lastly, all options issued under our stock option plans automatically vest upon a change of control. Our incorporation under Delaware law, our board of directors’ ability to create and issue a new series of preferred stock, the acceleration of the vesting of options, the existence of our Rights Agreement, the requirement to repurchase our senior notes and subordinated debentures, and certain provisions of our certificate of incorporation or by-laws could impede a merger, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $[            ] per share, after giving effect to the sale by us of [            ] shares of common stock offered in this offering at the price to public of $[            ] per share, which represents a [            ]% discount from the closing market price of our common stock quoted on the Nasdaq National Market on the date of this prospectus supplement.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We intend to use the net proceeds from this offering for general corporate purposes, and therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, that we include in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus may be deemed forward-looking statements for purposes of the Securities Act and the Securities Exchange Act. We use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and are statements regarding our current intent, belief or expectation. Examples of these statements include, but are not limited to, statements regarding the following:

•	expectations of future growth, creation of shareholder value, revenue, foreign revenue contributions and net income, as well as income from operations, margins, earnings per share, cash flow and cash sufficiency levels, working capital, network development, customer migration and related costs, spending on and success with new product initiatives, including the development of broadband Internet, VOIP, wireless and local services, traffic development, capital expenditures, selling, general and administrative expenses, income tax expense, goodwill impairment charges, service introductions and cash requirements;

•	increased competitive pressures, declining usage patterns, and our new product initiatives, bundled service offerings and DSL network build-out;

•	financing, refinancing, de-levering and/or debt repurchase, restructuring, exchange or tender plans or initiatives, and potential dilution of existing equity holders from such initiatives;

•	liquidity and debt service forecasts;

•	assumptions regarding currency exchange rates;

•	timing, extent and effectiveness of cost reduction initiatives and management’s ability to moderate or control discretionary spending;

•	management’s plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, product plans, performance and results;

•	the impact of matters described under “Business—Legal Proceedings” in our most recently filed annual report on Form 10-K; and

•	management’s assessment of market factors and competitive developments.

We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement as well as the following:

•	changes in business conditions causing changes in the business direction and strategy by management;

•	accelerated competitive pricing and bundling pressures in the markets in which we operate;

•	risks, delays and costs in seeking to reestablish our prepaid services business managed from Europe in pre-existing and new markets;

•	accelerated decrease in minutes of use on wireline phones;

•	fluctuations in the exchange rates of currencies, particularly of the USD relative to foreign currencies of the countries where we conduct our foreign operations;

•	adverse interest rate developments affecting our variable interest rate debt;

•	difficulty in maintaining or increasing customer revenues and margins through our new product initiatives and bundled service offerings, and difficulties, costs and delays in constructing and operating a proposed DSL networks in Australia and Canada, and migrating broadband and local customers to such networks;

•	inadequate financial resources to promote and to market the new product initiatives;

•	fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

•	the possible inability to raise additional capital when needed, on attractive terms, or at all;

•	the inability to reduce, repurchase, exchange, tender for or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

•	further changes in the telecommunications or Internet industry, including rapid technological changes, regulatory changes in our principal markets and the nature and degree of competitive pressure that we may face;

•	adverse tax or regulatory rulings from applicable authorities;

•	broadband, DSL, Internet, wireless, VOIP and telecommunications competition;

•	changes in financial, capital market and economic conditions;

•	changes in service offerings or business strategies, including the need to modify business models if performance is below expectations;

•	difficulty in retaining existing long distance wireline and dial-up ISP customers;

•	difficulty in migrating or retaining customers associated with acquisitions of customer bases, or integrating other assets;

•	difficulty in selling new services in the marketplace;

•	difficulty in providing broadband, DSL, local, VOIP or wireless services;

•	changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate;

•	restrictions on our ability to follow certain strategies or complete certain transactions as a result of our inexperience with new product initiatives, or limitations imposed by our capital structure or debt covenants;

•	risks associated with our limited DSL, Internet, VOIP, Web hosting and wireless experience and expertise, including cost effectively utilizing new marketing channels such as interactive marketing utilizing the Internet;

•	entry into developing markets;

•	aggregate margin contribution from the new initiatives are not sufficient in amount or timing to offset the margin decline in our long distance voice and dial-up ISP businesses;

•	the possible inability to hire and/or retain qualified executive management, sales, technical and other personnel, and to manage change in size;

•	risks associated with international operations;

•	dependence on effective information systems;

•	dependence on third parties for access to their networks to enable us to expand and manage our global network and operations and to offer broadband, DSL, local, VOIP and wireless services, including dependence upon the cooperation of incumbent carriers relating to the migration of customers;

•	dependence on the implementation and performance of our global standard asynchronous transfer mode and Internet-based protocol (ATM+IP) communications network;

•	adverse regulatory rulings or actions affecting our operations, including the imposition of obligations upon VOIP providers to provide E911 services and restricting access to broadband networks owned and operated by others;

•	the potential elimination or limitation of a substantial amount or all of our United States or foreign operating loss carryforwards due to significant issuances of equity securities, changes in ownership or other circumstances, which carryforwards would otherwise be available to reduce future taxable income; and

•	the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You are advised, however, to consult the discussion of risks and uncertainties under “Risk Factors” in this prospectus supplement and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short- and Long-Term Liquidity Considerations and Risks” and “Business—Legal Proceedings” in our Form 10-K and Forms 10-Q filed with the SEC. See “Where You Can Find More Information.” These are the principal factors that we think could cause our actual results to differ materially from expected results, but other factors could also adversely affect our business and the value of your investment in our common stock.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of our common stock in this offering of approximately $[            ] million after deducting offering expenses payable by us and assuming all of the shares offered hereby are purchased at the offering price of $[            ] per share, which reflects a [            ]% discount from the closing market price quoted by the Nasdaq National Market on the date of this prospectus supplement.

We intend to use the net proceeds from shares sold by us in the offering for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures. We do not have a current specific plan for use of the proceeds. Pending application of the net proceeds as described above, the net proceeds of this offering will be deposited in interest bearing accounts or invested in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation authorizes the issuance of 150,000,000 shares of common stock, and 2,455,000 shares of preferred stock, each par value $0.01 per share. As of February 28, 2006, our outstanding capital stock consisted of 107,109,337 shares of common stock held by 518 stockholders of record and no shares of preferred stock. As of February 28, 2006 there were 9.2 million shares of common stock issuable upon the exercise of outstanding options, 2.2 million shares available for issuance under our stock option compensation plans, approximately 590,000 shares available for issuance under our employee stock purchase plan; approximately 695,000 shares available for issuance under our restricted stock plan, 14.2 million shares of common stock reserved for issuance pursuant to the conversion of the 2010 Notes, and 475,000 shares of common stock reserved for issuance pursuant to the conversion of the 2007 Debentures. There are also 22.3 million shares of common stock issuable upon conversion of the 2009 Debentures. We have not reserved shares of common stock for issuance upon conversion of the 2009 Debentures. In accordance with the terms of the indenture governing the 2009 Debentures, we will exercise our best efforts to reserve a sufficient number of shares of our common stock for issuance upon conversion of the 2009 Debentures and, at our upcoming annual meeting of our stockholders, intend to seek stockholder approval of an increase in the number of shares of our common stock authorized for issuance.

On November 4, 2003, the holders of our Series C convertible preferred stock (the “Series C Preferred”) converted all outstanding Series C Preferred into 22,616,990 shares of our common stock (the “Preferred Conversion”).

The following summary of certain provisions of our capital stock do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of our certificate of incorporation and bylaws, which are available from us upon request, and by applicable law. We are a Delaware corporation and are subject to the Delaware General Corporation Law (DGCL).

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, and the holders of our common stock vote together as a single class on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends when, as and if declared from time to time by the board of directors out of our assets available for the payment of dividends to the extent permitted by law, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of our certificate of incorporation. We do not, however, anticipate paying any cash dividends in the foreseeable future.

Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund. Holders of common stock also do not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, after payment of our debts and other liabilities, and subject to the rights and liquidation preference, if any, of holders of shares of preferred stock, holders of common stock are entitled to share pro rata in any distribution of remaining assets to the stockholders. All of the outstanding shares of common stock are, and the shares issued upon conversion of the notes will be, fully paid and nonassessable.

Preferred Stock

We are authorized to issue up to 2,455,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 455,000 shares are designated Series A Preferred Stock, 30,000 shares are designated Series B Junior Participating Preferred Stock, and 559,950 shares are designated Series C Preferred. No Preferred Stock is currently outstanding.

In addition to the Preferred Stock designated as described above, our board of directors, without further action by the holders of our common stock is also authorized to issue up to 1,410,050 shares of other Preferred Stock (“Other Preferred Stock”). Our board of directors may determine the timing, series, designation and number of shares of Other Preferred Stock to be issued, as well as the rights, preferences and limitations of such shares, including those related to voting power, redemption, conversion, dividend rights and liquidation preferences. The issuance of Other Preferred Stock could in certain circumstances adversely affect the voting power of the holders of our common stock or have the effect of deterring or delaying any attempt by a person, entity or group to obtain control of us.

Contractual Governance Provisions

Primus has agreed that, for so long as the Former Series C Holders own common stock representing at least: five percent (5%) of the total outstanding voting power of Primus on a “Fully Diluted Basis” (as defined below), it will use its best efforts, subject to the exercise of fiduciary duties by our Board of Directors, to have a designee of the AIG Affiliated Entities nominated for election by our stockholders as a member of the Board of Directors (without any guarantee that such person shall be elected as a director); and ten percent (10%) of the total outstanding voting power of Primus on a Fully Diluted Basis, it will use its best efforts, subject to the exercise of fiduciary duties by our Board of Directors, to have a designee of the AIG Affiliated Entities serve as a non-voting observer to the board of directors (the “Board Observer”); provided that such director nominee and the Board Observer are reasonably acceptable to a majority of our other directors. Following the conversion of the Series C Preferred, the Board elected Paul G. Pizzani as a director and Geoffrey L. Hamlin as the Board Observer, each of whom served in similar roles on behalf of the holders of Series C Preferred. For purposes of determining a stockholder’s ownership percentage, “Fully Diluted Basis” shall mean the inclusion of all issued and outstanding shares of common stock plus the maximum number of shares of common stock issuable upon the exercise or conversion of all outstanding debt and equity securities.

For so long as the Former Series C Holders own common stock representing at least ten percent (10%) of the total outstanding voting power of Primus on a Fully Diluted Basis, Primus may not without majority approval of the non-management directors of Primus, voting together as a group:

•	merge or consolidate Primus or any subsidiary with annual revenues of at least $75,000,000 (a “Material Subsidiary”) unless there is no change of control of Primus or any Material Subsidiary, measured by majority equity ownership;

•	sell, transfer or dispose of all or substantially all of the assets of Primus or any Material Subsidiary;

•	incur indebtedness such that we have in excess of $535 million of Net Debt (defined below);

•	authorize total common stock issuable upon the exercise of employee, consultant and certain other options, whether granted prior to, on or after the second closing of the Series C Preferred on March 31, 2003 (the “Second Closing”), in excess of 9,000,000 shares (subject to replenishment upon the forfeiture of unvested options);

•	liquidate, reorganize, recapitalize, declare bankruptcy, consent to a receiver, or effect a general assignment for the benefit of creditors; or

•	issue common stock or common stock equivalents at an effective purchase price per share (including the assumed payment of all applicable exercise or conversion payments at the time of issuance) that is less than the average closing price of the common stock for the consecutive 20-day trading period preceding such issuance, other than certain excluded issuances.

“Net Debt” means indebtedness of Primus with a maturity of one (1) year or more (excluding any such indebtedness incurred by Primus in connection with its acquisition of assets pursuant to that certain Customer Transfer Agreement by and between Primus and Cable & Wireless dated September 13, 2002) less our unrestricted cash balance (including proceeds from the Initial Closing and Second Closing not used to achieve certain leverage criteria) as of the last day of the quarter preceding the calculation date.

Registration Rights

Simultaneously with the initial closing of the sale of the Series C Preferred, we entered into a registration rights agreement, pursuant to which we granted to the purchasers of the Series C Preferred (and their affiliates and permitted transferees) (the “Designated Holders”) registration rights with respect to the shares of common stock issuable upon conversion of the Series C Preferred held by the Designated Holders (collectively, the “Series C Registrable Securities”).

At any time after the date of the registration rights agreement, the Designated Holders holding at least two-thirds of the Series C Registrable Securities may cause us to file a registration statement under the Securities Act, with respect to their Series C Registrable Securities, so long as the aggregate proceeds to them from the registration statement is expected to exceed $10.0 million (a “Demand Registration”). The Designated Holders are entitled to two Demand Registrations, but in the case of an underwritten Demand Registration, if the number of Series C Registrable Securities to be registered on any particular registration statement is reduced to less than 67% of the Series C Registrable Securities initially requested to be registered, the Designated Holders will be entitled to one additional Demand Registration. Designated Holders whose shares are not included in the initial request for registration may also register their Series C Registrable Securities in the Demand Registration.

The Designated Holders also have unlimited piggyback registrations, as well as the right to request registrations of their Series C Registrable Securities on Form S-3, subject to certain limitations, so long as the aggregate proceeds to them from a particular Registration Statement is expected to exceed $1.0 million (an “S-3 Registration”). We filed the Common Stock Resale Registration Statement with the SEC pursuant to such an S-3 Registration request.

We may postpone the filing of a registration statement relating to a Demand Registration or an S-3 Registration for certain specified valid business reasons described in the registration rights agreement, but in no event for more than 150 days, and we may withdraw a filed registration statement in the event of any valid business reason not resulting from our actions. We may exercise this right to postponement or withdrawal no more than once in any 12-month period. For so long as the Designated Holders hold at least 10% of the outstanding voting power of our stockholders on a fully diluted basis, we may not grant additional registration rights to any party without the prior consent of a majority of our non-employee directors, unless such registration rights are subordinate to the rights granted under the registration rights agreement.

All such registrations would be at our expense, exclusive of underwriting discounts and commissions. We and the Designated Holders have entered into customary indemnification and contribution provisions.

Takeover Protections

Classified Board

Pursuant to our By-laws, our board of directors is divided into three classes of directors each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors stand for election at each annual meeting of our stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of Primus by a proxy contest since such third party would be required to have its nominees elected at two separate annual meetings of our stockholders in order to elect a majority of the members of the board of directors. Directors who are elected to fill a vacancy (including vacancies created by an increase in the number of directors) must be confirmed by the stockholders at the next annual meeting of stockholders whether or not such director’s term expires at such annual meeting.

Other Protections Under By-Laws

Our by-laws allow the board of directors to increase the number of directors from time to time and to fill any vacancies on the board of directors, including vacancies resulting from an increase in the number of directors. This provision is designed to provide the board of directors with flexibility to deal with an attempted hostile takeover by a stockholder who may acquire a majority voting interest in us without paying a premium. This provision allows the board of directors to increase its size and prevent a “squeeze-out” of any remaining minority interest soon after a new majority stockholder gains control over us. Further, the by-laws limit the new majority stockholder’s power to remove a current or all current directors before the annual meeting in the absence of “cause.” Cause for removal of a director is limited to:

•	a judicial determination that a director is of unsound mind;

•	a conviction of a director of an offense punishable by imprisonment for a term of more than one year;

•	a breach or failure by a director to perform the statutory duties of said director’s office if the breach or failure constitutes self-dealing, willful misconduct or recklessness; or

•	a failure of a director, within 60 days after notice of his or her election, to accept such office either in writing or by attending a meeting of the board of directors and fulfilling such other requirements of qualification as the by-laws or certificate of incorporation may provide.

Rights Agreement

We are party to an agreement with StockTrans, Inc., as Rights Agent, dated December 23, 1998 (as amended, the “Rights Agreement”). The Rights Agreement provides for the distribution of rights that entitle the registered holder, subject to the terms of the Rights Agreement (including the Exchange Right described in the succeeding paragraph), to purchase from us one-thousandth of a share (a “Unit”) of Series B Junior Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred”), at a purchase price of $90.00 per Unit, subject to adjustment (the “Rights”). Each Unit is designed to be the economic equivalent of one share of our common stock. The Rights are presently attached to all certificates representing shares of outstanding common stock, including the shares of common stock offered under this prospectus supplement. The Rights will separate from the common stock and the Rights will become exercisable (such date, a “Distribution Date”) upon the earlier of:

•	ten business days following a public announcement (the date of such announcement being the “Stock Acquisition Date”) that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 20% or more of the then outstanding shares of common stock; or

•	ten business days following the commencement of a tender offer or exchange offer that would result in an Acquiring Person owning 20% or more of the then outstanding shares of common stock, or such later date as may be determined by action of a majority of the members of the board of directors (such determination to be made prior to such time as any person becomes an Acquiring Person).

The term “Acquiring Person” does not include us, any of our subsidiaries, any of our employee benefit plans or employee stock plans, or any holder of the common stock issued upon conversion of the Series C Preferred (each such person or entity being referred to as an “Exempt Person”).

In the event that

•	we are the surviving corporation in a merger with an Acquiring Person and shares of common stock shall remain outstanding;

•	a person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the then outstanding shares of common stock;

•	an Acquiring Person engages in one or more “self-dealing” transactions as set forth in the Rights Agreement; or

•	during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person’s ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization);

then, in each case, each holder of a Right will thereafter have the right to receive, upon exercise, a Unit of Series B Preferred (or, in certain circumstances, common stock, cash, property or other of our securities) having a value equal to two times the exercise price of the Right. The exercise price is the purchase price multiplied by the number of Units of Series B Preferred issuable upon exercise of a Right prior to the events described in this paragraph. Our board of directors may, at its option, at any time after a person becomes an Acquiring Person, cause us to exchange all or any part of the then outstanding and exercisable Rights for shares of our common stock at an exchange ratio of one share per Right (as adjusted for stock splits, stock dividends or similar transactions) or for Units of our Preferred Stock designed to have the same voting rights as one share of our common stock (the “Exchange Right”). The Exchange Right will terminate once any person (other than an Exempt Person), together with that person’s affiliates and associates, becomes the beneficial owner of a majority of our common stock then outstanding. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

In the event that, at any time following the Stock Acquisition Date,

•	we are acquired in a merger or other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph);

•	any person or group of affiliated or associated persons consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash or property of any other person or group of affiliated or associated persons; or

•	50% or more of our assets or earning power is sold or transferred,

each holder of a Right (except the Rights which previously have been voided or exchanged as described above) shall thereafter have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Right.

The Rights are not exercisable until the Distribution Date and will expire on December 23, 2008 unless the term of the agreement is extended or the Rights are earlier redeemed or exchanged by us. At the time until ten business days following the Stock Acquisition Date or such later date as a majority of the members of the board of directors shall determine (such determination to be made prior to the date specified by the Rights Agreement), a majority of the board of directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment in certain events) (the “Redemption Price”). Immediately upon the action of a majority of the board of directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Statutory Provisions

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation, the voting stock of which is generally publicly traded (i.e., listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a registered national securities association) or held of record by more than 2,000 stockholders, from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers, and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•

the receipt by the interested stockholder of benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a Delaware corporation.

This provision of the DGCL could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for shares held by our stockholders.

Acceleration of Vesting

Upon a change of control, unvested options issued pursuant to our stock option plans are subject to accelerated vesting. The acceleration of vesting of such options upon a change of control may discourage a third party from making a tender offer or otherwise attempting to obtain control of us by making any such transaction more costly.

Acceleration of 2011 Term Loan and Repurchase of Senior Notes and Debentures

Upon a change of control, our term loan facility due 2011 becomes due and payable, and, pursuant to the indentures governing each of our senior notes, the holders of such senior notes may require us to repurchase their senior notes at 101% of principal plus accrued interest. Similar provisions are contained in the indentures governing our 2010 Notes, our 2007 Debentures and our 2009 Debentures. In addition, the indenture governing our 2009 Debentures contains a make-whole provision (the “Make-Whole Provision”) that is triggered by a change of control in which less than 90% of the consideration paid for our common stock consists of publicly traded securities (a “Non-Stock Change of Control”). Pursuant to the Make-Whole provision, in the event of a Non-Stock Change of Control, the conversion price of the 2009 Debentures is reduced based on certain parameters contained in the indenture, allowing holders of 2009 Debentures that convert their debentures upon a Non-Stock Change of Control to receive a larger number of shares than they otherwise would receive upon conversion of their debentures. These provisions, including the Make-Whole Provision, may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us.

Indemnification of Directors and Officers

Section 145 of the DGCL provides the power to indemnify any director or officer acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with that action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our own right. Generally the only limitations on our ability to indemnify our director or officer is that the director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, that the director or officer has no reasonable cause to believe that his conduct was unlawful.

Article V of our by-laws provides that we will indemnify any person by reason of the fact that he or she is or was a director, officer, employee or agent of Primus (or is or was serving in such capacity for another entity at our request). To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article V, or in defense of any claim, issue or matter therein, he or shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

Our by-laws authorize us to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance. We have obtained a policy insuring our directors and officers against certain liabilities, including certain liabilities under the Securities Act.

Limitation of Liability

Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

•	for any breach of that person’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	for the unlawful payment of dividends on or redemption of our capital stock; and

•	for any transaction from which that person derived an improper personal benefit.

We maintain directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and we are not aware of any threatened litigation or proceeding, involving any director or officer where indemnification will be required or permitted under our certificate of incorporation or our by-laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition. Dividends are also restricted by certain of the indentures governing our outstanding notes and may be restricted by other credit arrangements entered into in the future. See “Risk Factors—Risks Related to Our Financial Results and Need for Financing.” Our board of directors presently intends to retain all earnings, if any, for use in our business operations, and accordingly, our board of directors does not expect to declare or pay any dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents, restricted cash and capitalization of the Company as of September 30, 2005. The Company’s capitalization is presented:

(1)	on an actual basis;

(2)	on a pro forma basis, giving effect to:

•	the borrowing, in November 2005, of $6.2 million through a newly established network equipment financing agreement in Australia;

•	the exchange and extinguishment, in November and December 2005 and January 2006, of $11.1 million in principal amount of the Company’s 12 3/4% senior notes due 2009 for 7.0 million shares of the Company’s common stock;

•	the exchange, in February 2006, of $26.5 million principal amount of the 2007 Debentures for an equal principal amount of 2009 Debentures; and

•	the borrowing, in February 2006, of $15 million (CAD 17 million) under the Amended and Restated Loan Agreement related to the existing senior non-revolving term loan facility with a Canadian financial institution; and

(3)	on a pro forma, as adjusted basis, giving effect to:

•	the transactions described in (2) above; and

•	the sale of [ ] shares of the Company’s common stock pursuant to this prospectus supplement less estimated expenses payable by the Company for net proceeds to the Company of $[ ].

The following table should be read in conjunction with our consolidated and consolidated condensed financial statements, the notes thereto, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in documents incorporated by reference into this prospectus.

	As of September 30, 2005
	Actual	Pro Forma	Pro Forma, as Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$68,595	$83,409	$	[_____	]
Restricted Cash	11,382	11,382		11,382

Total cash, cash equivalents and restricted cash	$79,977	$94,791	$	[_____	]

Debt, obligations under capital leases and other long-term obligations:
Senior secured term loan facility	$99,500	$99,500		$99,500
8% senior notes due 2014	235,000	235,000		235,000
12 3/4% senior notes due 2009	82,615	71,560		71,560
5 3/4% convertible subordinated debentures due 2007	50,119	23,628		23,628
Step up convertible subordinated debentures due 2009	—	26,491		26,491
3 3/4% convertible senior notes due 2010	132,000	132,000		132,000
Obligations under capital leases and other long-term obligations	42,844	63,878		63,878

Total debt, obligations under capital leases and other long-term obligations	642,078	652,057		652,057
Stockholders’ deficit:
Preferred Stock: Not designated, $0.01 par value–1,410,050 shares authorized, none issued and outstanding; Series A and B, $0.01 par value–485,000 shares authorized, none issued and outstanding; Series C, $0.01 par value 559,950 shares authorized, none issued and outstanding	—	—		—
Common Stock, $0.01 par value–150,000,000 shares authorized, 100,035,058 shares issued and outstanding actual, 107,025,233 shares issued and outstanding pro forma, and [ ] shares issued and outstanding pro forma, as adjusted	1,000	1,007		[_____	]
Additional paid-in capital	681,827	687,494		[_____	]
Accumulated deficit (1)	(825,121)	(819,740)		(819,740)
Accumulated other comprehensive loss	(78,050)	(78,050)		(78,050)

Total stockholders’ deficit	(220,344)	(209,289)		[_____	]

Total capitalization	$421,734	$442,768	$	[_____	]

(1)	Pro forma reflects the $5.5 million gain on early extinguishment of debt and the write-off of $0.1 million in deferred financing costs from the conversion of the 12 3/4% senior notes due 2009.

PRICE RANGE OF COMMON STOCK

The Company’s common stock currently is quoted on the Nasdaq National Market under the symbol “PRTL”. Beginning on March 14, 2006, subject to Nasdaq approval of our listing application, our common stock will be quoted on the Nasdaq Capital Market under the same symbol. On March 10, 2006, the last reported sale price of the Company’s common stock on the Nasdaq National Market was $0.7988 per share. See “Risk Factors—Risks Related to Our Common Stock and This Offering—If we are delisted from the Nasdaq National Market and/or Nasdaq Capital Market, it could result in a more limited public market for our common stock, and, as a result, our shareholders may be unable to dispose of their shares of our common stock in acceptable amounts or acceptable prices” beginning on page S-12 of this prospectus supplement.

The following table provides the high and low sale prices for our common stock on the Nasdaq National Market for all periods indicated below. These prices do not include retail markups, markdowns or commissions.

Period	High	Low
2005
1st Quarter	$3.27	$1.55
2nd Quarter	$1.62	$0.56
3rd Quarter	$1.33	$0.51
4th Quarter	$1.19	$0.66
2004
1st Quarter	$13.38	$7.04
2nd Quarter	$8.85	$4.40
3rd Quarter	$5.14	$1.41
4th Quarter	$3.80	$1.47

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our consolidated and consolidated condensed financial statements, the notes thereto, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in documents incorporated by reference into this prospectus. The statement of operations data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and the balance sheet data as of December 31, 2000, 2001, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements. The statement of operations data for the nine months ended September 30, 2004 and 2005, and the balance sheet data as of September 30, 2004 and 2005, have been derived from the unaudited consolidated condensed financial statements which, in management’s opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. You should not rely on interim results as being indicative of results we may expect for the full year.

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenue	$1,199,422	$1,082,475	$1,024,056	$1,287,779	$1,350,872	$1,013,962	$900,230
Operating expenses
Cost of revenue (exclusive of depreciation included below)	861,181	767,841	668,643	786,308	821,455	613,473	596,358
Selling, general and administrative	330,411	303,026	254,152	342,350	394,050	290,162	297,576
Depreciation and amortization	120,695	157,596	82,239	86,015	92,744	69,377	66,880
Loss on sale of assets	—	—	—	804	1,941	1,896	14
Loss on disposal of assets	—	—	—	—	—	—	13,350
Asset impairment write-down	—	526,309	22,337	2,668	1,624	—	—

Total operating expenses	1,312,287	1,754,772	1,027,371	1,218,145	1,311,814	974,908	974,178

Income (loss) from operations	(112,865)	(672,297)	(3,315)	69,634	39,058	39,054	(73,948)
Interest expense	(132,137)	(100,700)	(68,303)	(60,733)	(50,526)	(37,864)	(39,575)
Gain (loss) on early extinguishment of debt	40,952	491,771	36,675	12,945	(10,982)	(10,982)	(5,865)
Interest income and other income (expense)	30,743	(17,951)	(771)	(1,603)	11,207	11,152	2,173
Foreign currency transaction gain (loss)	(1,357)	(1,999)	8,486	39,394	6,561	(6,103)	(4,411)

Income (loss) before income taxes	(174,664)	(301,176)	(27,228)	59,637	(4,682)	(4,743)	(121,626)
Income tax benefit (expense)	—	(5,000)	3,598	(5,769)	(5,899)	(4,045)	(7,837)

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(174,664)	(306,176)	(23,630)	53,868	(10,581)	(8,788)	(129,463)
Extraordinary item	—	—	—	887	—	—	—

Income (loss) before cumulative effect of change in accounting principle	(174,664)	(306,176)	(23,630)	54,755	(10,581)	(8,788)	(129,463)
Cumulative effect of change in accounting principle	—	—	(10,973)	—	—	—	—

Net income (loss)	(174,664)	(306,176)	(34,603)	54,755	(10,581)	(8,788)	(129,463)
Accreted and deemed dividend on convertible preferred stock	—	—	—	(1,678)	—	—	—

Income (loss) attributable to common stockholders	$(174,664)	$(306,176)	$(34,603)	53,077	(10,581)	$(8,788)	$(129,463)

Basic income (loss) per common share	$(4.40)	$(5.73)	$(0.54)	$0.77	$(0.12)	$(0.10)	$(1.39)

Diluted income (loss) per common share	$(4.40)	$(5.73)	$(0.54)	$0.57	$(0.12)	$(0.10)	$(1.39)

Weighted average shares outstanding:
Basic	39,691	53,423	64,631	68,936	89,537	89,408	93,035
Diluted	39,691	53,423	64,631	97,998	89,537	89,408	93,035

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands)
Net Revenue by Geographic Segment:
United States and Other	$353,655	$280,464	$218,141	$291,256	$247,393	$193,441	$155,573
Canada	179,372	172,647	163,428	214,848	244,091	179,163	193,058
Europe:
United Kingdom	159,683	141,297	139,480	156,941	241,271	176,021	93,651
Germany	98,053	99,189	63,767	53,629	47,480	37,198	40,859
Netherlands	32,882	42,824	79,467	137,216	79,548	59,818	70,967
Other	68,368	73,737	80,955	77,384	83,451	61,201	66,653

Total Europe	358,986	357,047	363,669	425,170	451,750	334,238	272,130

Asia-Pacific:
Australia	283,311	248,173	259,459	336,720	384,900	289,746	262,879
Other	24,098	24,144	19,359	19,785	22,738	17,374	16,590

Total Asia-Pacific	307,409	272,317	278,818	356,505	407,638	307,120	279,469

Total Net Revenue	$1,199,422	$1,082,475	$1,024,056	$1,287,779	$1,350,872	$1,013,962	$900,230

Net Revenue by Product Category:

	Year Ended December 31,						Nine Months Ended September 30,
	2002	%	2003	%	2004	%	2004	%	2005	%
Voice	$854,840	83%	$1,087,487	84%	$1,102,635	82%	$827,706	82%	$690,557	77%
Data/Internet	111,416	11%	129,864	10%	174,118	13%	128,787	13%	137,888	15%
VOIP	57,800	6%	70,428	6%	74,119	5%	57,469	5%	71,785	8%

Total Net Revenue	$1,024,056	100%	$1,287,729	100%	$1,350,872	100%	$1,013,962	100%	$900,230	100%

As of September 30, 2005, we had an accumulated deficit of $(825.1) million and a stockholder’s deficit balance of $(220.3) million. We had net income (losses) of $(174.7) million in 2000, $(306.2) million in 2001, $(34.6) million in 2002, $54.8 million in 2003, of which $39.4 million is the positive impact of foreign currency transaction gains, and $(10.6) million in 2004. Our positive net income in 2003 should not necessarily be considered to be indicative of future results given our present competitive challenges.

Other Data:

	Year ended December 31,					Nine months ended September 30,
	2000	2001	2002	2003	2004	2004	2005
Capital expenditures	$193,772	$87,771	$29,367	$24,746	$41,786	$26,257	$42,522
Free Cash Flow(1):
Net cash provided by (used in) operating activities	$(131,020)	$(110,056)	$40,848	$65,654	$73,396	$55,983	$(37,021)
Net cash used for purchase of property and equipment	(193,772)	(87,771)	(29,367)	(24,746)	(41,786)	(26,257)	(42,522)

Free cash flow	$(324,792)	$(197,827)	$11,481	$40,908	$31,610	$29,726	$(79,543)

	as of December 31,					as of September 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$393,812	$83,953	$92,492	$64,066	$49,668	$52,941	$68,595
Restricted cash and investments	$5,066	$4,961	$11,712	$12,463	$16,963	$16,552	$11,382
Working capital(2)	$255,436	$(62,590)	$(64,771)	$(25,875)	$(46,346)	$(22,996)	$(32,711)
Total assets	$1,748,126	$816,214	$724,588	$751,164	$758,600	$735,150	$694,921
Long-term obligations (including current portion)	$1,256,453	$667,587	$600,988	$542,451	$559,352	$560,915	$642,078
Stockholder’s equity (deficit)	$83,695	$(178,484)	$(200,123)	$(96,366)	$(108,756)	$(112,941)	$(220,344)

(1)	Free cash flow, as defined by us, consists of net cash provided by (used in) operating activities less net cash used for purchase of property and equipment. Free cash flow, as defined above, may not be similar to free cash flow measures presented by other companies, is not a measurement under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe free cash flow provides a measure of our ability, after making our capital expenditures and other investments in our infrastructure, to meet scheduled debt payments. We use free cash flow to monitor the impact of our operations on our cash reserves and our ability to generate sufficient cash flow to fund our scheduled debt maturities and other financing activities, including discretionary refinancings and retirements of debt. Because free cash flow represents the amount of cash generated or used in operating activities less cash used in purchase of property and equipment before deductions for scheduled debt maturities and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), you should not use it as a measure of the amount of cash available for discretionary expenditures. Scheduled debt maturities paid during the years ended December 31, 2000, 2001, 2002, 2003 and 2004 were $16.3 million, $33.7 million, $25.9 million, $130.4 million and $35.6 million, respectively and during the nine months ended September 30, 2004 and September 30, 2005 were $30.6 million and $16.1 million, respectively. For information regarding our scheduled debt maturities and other fixed obligations, you should review the table disclosing our long-term obligations under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity—Short-and Long-Term Liquidity Considerations and Risks incorporated by reference into this prospectus from our quarterly and annual reports on Form 10-Q and 10-K, as filed with the SEC. See “Where You Can Find More Information.”

(2)	Working capital consists of current assets less current liabilities, in each case calculated in accordance with generally accepted accounting principles in the United States.

PLAN OF DISTRIBUTION

We may directly sell to one or more purchasers, shares of our common stock under this prospectus supplement at a price of $[                    ] per share. We may enter into subscription agreements with investors for the purchase of shares in this offering. The terms of this offering will be subject to market conditions and negotiations between us and prospective investors. We estimate the gross proceeds from the financing will be approximately $[                    ] million, and we estimate the net proceeds from the financing to be approximately $[                    ] million after deducting the estimated costs payable by us associated with the offering. We have negotiated with the purchasers regarding the sale of shares of our common stock being offered hereunder, and have entered into subscription agreements with the purchasers which set forth the specific terms of the transaction. We anticipate that we will effect the sale of the [                    ] shares of common stock in one or more closings.

We will not accept any investor funds until the date of this prospectus supplement. We will deposit the shares with the Depository Trust Company upon receipt of the payment for the shares. At the closing, Depository Trust Company will credit the shares to the respective accounts of the investors.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of the shares of common stock will take place on or about March [    ], 2006. Investors also will be informed of the date on which they must transmit the purchase price.

This is a brief summary of the material provisions of the subscription agreement and does not purport to be a complete statement of its terms and conditions. A form of the subscription agreement is attached as Appendix A to this prospectus supplement.

Our common stock currently is quoted on the Nasdaq National Market under the symbol “PRTL”. Beginning on March 14, 2006, subject to Nasdaq approval of our listing application, our common stock will be quoted on the Nasdaq Capital Market under the same symbol. See “Risk Factors—Risks Related to Our Common Stock and This Offering—If we are delisted from the Nasdaq National Market and/or Nasdaq Capital Market, it could result in a more limited public market for our common stock, and, as a result, our shareholders may be unable to dispose of their shares of our common stock in acceptable amounts or acceptable prices” beginning on page S-12 of this prospectus supplement.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement has been passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Washington, District of Columbia.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains an Internet site, the address of which is www.sec.gov. That site also contains our annual, quarterly and current reports, proxy statements, information statements and other information.

We have filed this prospectus supplement and the accompanying prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

We also maintain an Internet site at www.primustel.com, through which you can access our SEC filings. The information set forth on our Internet site is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below, and any future filings (other than the portions thereof deemed to be “furnished” to the SEC pursuant to Item 9 or Item 12 of Form 8-K) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

•	our Current Report on Form 8-K, filed with the SEC on March 2, 2006, except for information under Item 7.01 thereof or in Exhibit 99.1 thereto, which information is not incorporated by reference into this prospectus supplement;

•	our Current Report on Form 8-K, filed with the SEC on February 3, 2006;

•	our two Current Reports on Forms 8-K, filed with the SEC on December 22, 2005;

•	our Current Report on Form 8-K, filed with the SEC on December 14, 2005;

•	our Current Report on Form 8-K, filed with the SEC on June 17, 2005;

•	our Current Report on Form 8-K, filed with the SEC on February 25, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

•	our Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 28, 2005, excluding the information contained in such proxy statement under the captions “Executive Compensation and Other Information—Ten-Year Option Repricings,” “Stock Price Performance Graph,” “Compensation Committee Report on Executive Compensation” and “Report of the Audit Committee,” which are not incorporated by reference in this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits, unless the exhibits are specifically incorporated by reference into the prospectus. You should direct your requests to: Primus Telecommunications Group, Incorporated, 7901 Jones Branch Drive, Suite 900, McLean, Virginia 22102, Attention: Thomas R. Kloster, Chief Financial Officer.

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS SUPPLEMENT DOES NOT OFFER TO SELL OR BUY ANY SHARES OF OUR COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

APPENDIX A

FORM OF SUBSCRIPTION AGREEMENT

This subscription (this “Subscription”) is dated March [    ], 2006, by and between [                    ] (“Buyer”) and Primus Telecommunications Group, Incorporated (“Seller” or “Company”), whereby the parties agree as follows:

1. Subscription.

a)	Buyer agrees to buy and Seller agrees to sell and issue to Buyer [ ] shares of common stock, $.01 par value per share, of Seller (the “Common Stock”) for an aggregate purchase price of $[ ] (the “Purchase Price”). The shares of Common Stock to be issued to Buyer are hereinafter referred to as the “Shares”.

b)	The Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-3, File No. 333-110241 (the “Registration Statement”), which Registration Statement has been declared effective by the Securities and Exchange Commission, has remained effective since such date and is effective on the date hereof.

c)	On March [ ], 2006 (the “Closing Date”), Buyer shall wire the Purchase Price to Seller pursuant to the wire instructions set forth on the signature page hereto. Seller shall deliver to Buyer physical stock certificates representing the Shares no later than one (1) business day after the Closing Date, at the address set forth on the signature page to this Subscription. The Shares shall be unlegended and free of any resale restrictions.

d)	Seller proposes to enter into substantially this same form of Subscription with certain other investors and expects to complete sales of Shares to them.

2. Seller Representations and Warranties. Seller represents and warrants that: (a) it has full right, power and authority to enter into this Subscription and to perform all of its obligations hereunder; (b) this Subscription has been duly authorized and executed by and constitutes a valid and binding agreement of Seller enforceable in accordance with its terms; (c) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) Seller’s certificate of incorporation or by-laws, or (ii) any material agreement to which Seller is a party or by which any of its property or assets is bound; (d) the Shares have been duly authorized for sale and issuance, and when issued and delivered by Seller against payment therefor pursuant to this Subscription, will be validly issued, fully paid and nonassessable; (e) the Registration Statement and any post-effective amendment thereto, at the time it became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (f) the prospectus contained in the Registration Statement, as amended or supplemented, did not contain as of the effective date thereof, and as of the date hereof does not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (g) all preemptive rights or rights of first refusal held by stockholders of the Company and applicable to the transactions contemplated hereby have been duly satisfied or waived in accordance with the terms of the agreements between the Company and such stockholders conferring such rights.

3. Buyer Representations, Warranties and Acknowledgments. Buyer represents and warrants that: (a) it has full right, power and authority to enter into this Subscription and to perform all of its obligations hereunder; (b) this Subscription has been duly authorized and executed by and constitutes a valid and binding agreement of Buyer enforceable in accordance with its terms; (c) the execution and delivery of this Subscription and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) Buyer’s charter documents, or (ii) any material agreement or any law or regulation to which Buyer is a party or by which any of its property or assets is bound; (d) prior to the execution hereof,

APPENDIX A – PAGE 1

Buyer has received in portable document format (i) Seller’s Preliminary Prospectus Supplement, dated March [    ], 2006 (the “Preliminary Prospectus Supplement”), and the accompanying Prospectus, dated January 16, 2004, (the “Prospectus”) and (ii) Seller’s Prospectus Supplement (the “Prospectus Supplement”), dated March [    ], 2006 and the Prospectus, in each case, prior to or in connection with the receipt of this Subscription and relating to Seller’s sale of the Shares; and (e) except as set forth immediately below, neither Buyer nor any affiliate of Buyer is a “beneficial owner” (as defined in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of shares of Seller’s Common Stock or securities that are convertible into shares of Seller’s Common Stock, other than the Shares purchased pursuant to this Subscription. As of the date of this Subscription, neither Buyer nor any affiliate of Buyer has any intention of acquiring any shares of Seller’s Common Stock, or securities convertible into shares of Seller’s Common Stock, other than the Shares purchased by Buyer pursuant to the terms of this Subscription.

SHARES OF SELLER’S COMMON STOCK AND SECURITIES CONVERTIBLE INTO SHARES OF SELLER’S COMMON STOCK BENEFICIALLY OWNED BY SELLER:

TITLE:	AMOUNT:

4. Miscellaneous.

a)	No offer by Buyer to buy Shares will be accepted and no part of the Purchase Price will be delivered to Seller until Seller has accepted such offer by countersigning a copy of this Subscription, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to Seller sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. An indication of interest in response to Buyer signing this Subscription will involve no obligation or commitment of any kind until this Subscription is accepted and countersigned by Seller and notice of such acceptance has been sent as aforesaid.

b)	This Subscription constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Subscription. This Subscription may be modified only in writing signed by the parties hereto.

c)	This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

APPENDIX A – PAGE 2

d)	The provisions of this Subscription are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Subscription shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Subscription and this Subscription shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

e)	All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To Seller: as set forth on the signature page hereto.

To Buyer: as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

f)	This Subscription shall be governed by and interpreted in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. To the extent determined by such court, the prevailing party shall reimburse the other party for any reasonable legal fees and disbursements incurred in enforcement of, or protection of any of its rights under this Subscription.

*****

APPENDIX A – PAGE 3

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

AGREED AND ACCEPTED:

SELLER:

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name:
Title:

Address for Notice:

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

Telephone: (703) 902-2800

Facsimile: (703) 902-2814

Attention: Chief Financial Officer, Thomas R. Kloster

E-mail: tkloster@primustel.com

Wire Instructions:

RECEIVING BANK
NAME:
ABA #:
ACCOUNT #:
ACCOUNT NAME:

BUYER:

By:
Name:
Title:

Address for Notice:

Facsimile:

Attention:

SSN or Tax ID No.:

APPENDIX A – PAGE 4

PROSPECTUS

$200,000,000

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

From time to time, we may sell common stock, preferred stock, debt securities and/or warrants. Any preferred stock that we sell may be sold either as shares of preferred stock or represented by depositary shares.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on the Nasdaq National Market under the symbol “PRTL.” The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2004

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and warrants under this prospectus in one or more offerings up to a total dollar amount of $200,000,000. Any preferred stock that we sell may be sold either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

i

SUMMARY

This summary highlights some of the information in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. To understand this prospectus, the securities offered hereunder and our business, you should read the entire prospectus, particularly “Risk Factors” and the consolidated financial statements and related notes incorporated by reference into this prospectus.

Primus Telecommunications Group, Incorporated is a global, facilities-based telecommunications services provider offering international and domestic voice, Internet and data services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and western Europe. Our focus is to service the demand for high quality, competitively priced international communications services that is being driven by the globalization of the world’s economies, the worldwide trend toward telecommunications deregulation and the growth of Internet and data traffic.

We target customers with significant telecommunications needs, including small- and medium-sized enterprises, multinational corporations, residential customers, particularly ethnic customers, and other telecommunications carriers and resellers. We provide services over our global network, which consists of:

•	19 domestic and international gateway switching systems (the hardware/software devices that direct the voice traffic across the network) throughout North America, Australia, Europe and Japan;

•	approximately 250 connection points to our network, or points of presence within our principal service regions and other markets;

•	undersea and land-based fiber optic transmission lines systems that we own or lease and that carry voice traffic across the network; and

•	global network and data centers that use a high-bandwidth network standard and Internet-based protocol to connect with the network (ATM + IP).

We offer our customers a wide range of services, including:

•	international and domestic long distance services;

•	voice-over-Internet protocol (VoIP) services;

•	prepaid calling cards (including services which allow transmission of mobile voice traffic over our land-based network), toll-free services and reorigination services;

•	dial-up, dedicated and high-speed Internet access;

•	local services, primarily in Australia and Canada;

•	ATM+IP broadband services; and

•	managed and shared Web hosting services and applications.

The services we offer can be characterized as three main products:

•	voice;

•	data/Internet; and

•	voice-over-Internet protocol services.

Summary net revenue, including percentage break-down, information with respect to our products, by operating segment and geographic region are as follows (in thousands):

Net Revenue by Product Segment

	Year Ended December 31						Nine Months Ended September 30
	2000	%	2001	%	2002	%	2002	%	2003	%
Voice	$1,077,728	90%	$930,635	86%	$854,840	83%	$629,122	83%	$803,572	85%
Data/Internet	$99,696	8%	$112,836	10%	$111,416	11%	$85,041	11%	$93,711	10%
VoIP	$21,998	2%	$39,004	4%	$57,800	6%	$42,281	6%	$51,665	5%

Total Net Revenue	$1,199,422	100%	$1,082,475	100%	$1,024,056	100%	$756,444	100%	$948,948	100%

Net Revenue by Geographic Segment

	Year Ended December 31						Nine Months Ended September 30
Net Revenue	2000	%	2001	%	2002	%	2002	%	2003	%
North America
United States	$343,027	28%	$271,588	25%	$212,399	20%	$153,427	20%	$214,121	23%
Canada	$179,372	15%	$172,647	16%	$163,428	16%	$122,241	16%	$152,715	16%
Other	$10,628	1%	$8,876	1%	$5,742	1%	$4,971	1%	$2,711	0%
Total North America	$533,027	44%	$453,111	42%	$381,569	37%	$280,639	37%	$369,547	39%
Europe
United Kingdom	$159,683	13%	$141,297	13%	$139,480	14%	$105,656	14%	$107,117	11%
Germany	$98,053	8%	$99,189	9%	$63,767	6%	$50,790	7%	$40,814	4%
Netherlands	$32,882	3%	$42,824	4%	$79,467	8%	$49,716	7%	$116,074	12%
Other	$68,368	6%	$73,737	7%	$80,955	8%	$63,201	8%	$58,422	6%
Total Europe	$358,986	30%	$357,047	33%	$363,669	36%	$269,363	36%	$322,427	33%
Asia-Pacific
Australia	$283,311	24%	$248,173	23%	$259,459	25%	$190,210	25%	$242,638	26%
Other	$24,098	2%	$24,144	2%	$19,359	2%	$16,232	2%	$14,336	2%
Total Asia-Pacific	$307,409	26%	$272,317	25%	$278,818	27%	$206,442	27%	$256,974	28%
Total Net Revenue	$1,199,422	100%	$1,082,475	100%	$1,024,056	100%	$756,444	100%	$948,948	100%

As of September 30, 2003, we had an accumulated deficit of $(702.8) million and a stockholder’s deficit balance of $(118.3) million. We incurred net losses of $(63.6) million in 1998, $(112.7) million in 1999, $(174.7) million in 2000, $(306.2) million in 2001 and $(34.6) million in 2002.

We are a Delaware corporation with our principal executive offices located at 1700 Old Meadow Road, McLean, Virginia 22102. Our telephone number is (703) 902-2800 and our web site address is www.primustel.com. We make available free of charge through the “Investors” section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). We include our web site address in this prospectus only as an inactive textual reference and do not intend it to be an active link to our web site.

Recent Developments

On January 16, 2004, our wholly owned subsidiary Primus Telecommunications Holding, Inc., or PTHI, sold $240 million aggregate principal amount of its 8% senior notes due 2014 pursuant to Rule144A and Regulation S under the Securities Act of 1933. We have agreed to fully and unconditionally guarantee these notes.

On January 16, 2004, we transferred to PTHI by way of a capital contribution all of our net intercompany receivables and all of the capital stock of all of our direct subsidiaries other than PTHI, except for those subsidiaries, the transfer of whose capital stock will require the approval or consent of, or a filing with, state telecommunications regulatory authorities in the United States. We refer to those subsidiaries, the transfer of which would require such approval, consent or filing, as the contingently transferable subsidiaries. The contingently transferable subsidiaries consist primarily of our U.S. subsidiaries, and the subsidiaries that we transferred to PTHI on January 16, 2004 consist primarily of our non-U.S. subsidiaries. Under the indenture governing the new notes, we are obligated to use our best efforts to complete the transfer to PTHI of the capital stock of the contingently transferable subsidiaries in accordance with applicable law as soon as practicable.

Until we have completed this transfer, our guarantee of the new notes will be secured by a pledge of the capital stock of the contingently transferable subsidiaries. The pledged capital stock will also equally and ratably secure our 123/4% senior notes due 2009 and possibly any amounts outstanding under our future credit facilities. We will continue to directly own PTHI and, upon the transfer of the capital stock of all of the contingently transferable subsidiaries to PTHI, PTHI will own all of our other subsidiaries. When we have completed the transfer, the pledge of the capital stock of the contingently transferable subsidiaries will automatically be released.

The Securities We May Offer

We may offer shares of common stock and preferred stock, various series of debt securities, as referenced on the cover page of this prospectus, and warrants to purchase any of such securities with a total value of up to $200 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Any preferred stock that we may offer may be offered either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	the specific issuer or issuers of the securities;

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exchange or sinking fund terms, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 2,455,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our board of directors has designated 1,044,950 of the 2,455,000 authorized shares of preferred stock, including 455,000 shares as Series A Junior Participating Preferred Stock, 30,000 shares as Series B Junior Participating Preferred Stock (“Series B Preferred”) and 559,950 shares as Series C Convertible Preferred Stock (“Series C Preferred”).

We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Depositary Shares. We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC. We urge you to read the prospectus supplements related to any depositary shares being sold, as well as the complete deposit agreement and depositary receipt.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with unsubordinated debt outstanding and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the subordinated debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file in the future with the SEC.

Warrants. We may issue warrants for the purchase of our common stock, preferred stock, depositary shares and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to or separate from those securities.

The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock, depositary shares and debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file in the future with the SEC.

RISK FACTORS

Any purchase of the securities offered under this prospectus involves a high degree of risk. You should consider carefully the following information about these risks, together with the information under the caption “Forward-Looking Information” and the other information contained in or incorporated by reference to this prospectus before you decide to buy the securities. If any of the following risks actually materializes, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of our securities would likely decline, and you may lose all or part of the money you paid to buy the securities.

Risks Related to Our Business

Our high level of debt may adversely affect our financial and operating flexibility.

We currently have substantial indebtedness and may incur additional indebtedness in the future. As of September 30, 2003, our total consolidated indebtedness (including obligations under capital leases and equipment financings) was $599.0 million. The terms of our other indebtedness limit, but do not prohibit, the incurrence of additional indebtedness. In addition, the indenture governing the notes does not limit the incurrence of additional indebtedness.

The level of our indebtedness:

•	could make it difficult for us to make required payments of principal and interest on our outstanding debt;

•	could limit our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	requires that a substantial portion of our cash flow, if any, be dedicated to the payment of principal and interest on our indebtedness and other obligations and, accordingly, such cash flow will not be available for use in our business;

•	could limit our flexibility in planning for, or reacting to, changes in our business;

•	results in us being more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

•	could discourage potential acquirors from making offers to acquire us; and

•	will make us more vulnerable in the event of a downturn in our business.

We have experienced historical, and may experience future, operating losses and net losses which may hinder our ability to meet our debt service or working capital requirements.

As of September 30, 2003, we had an accumulated deficit of $(702.8) million and a stockholder’s deficit balance of $(118.3) million. We incurred net losses of $(63.6) million in 1998, $(112.7) million in 1999, $(174.7) million in 2000, $(306.2) million in 2001 and $(34.6) million in 2002. During the nine months ended September 30, 2003, we recognized net income of $35.4 million, a substantial portion of which can be attributed to foreign currency exchange rates that favorably impacted our results. Our recent net income should not necessarily be considered to be indicative of future net income and our results could be adversely effected by currency, competitive or technology developments described in greater detail in succeeding risk factors. As a result, we cannot assure you that our net income will grow or be sustained in future periods. If we cannot sustain net income or operating income, we may not be able to meet our debt service or working capital requirements. These developments could have a material adverse impact on the trading prices of our common stock and debt securities.

Because a significant portion of our business is conducted outside the United States, fluctuations in foreign currency exchange rates could adversely affect our results of operations.

A significant portion of our net revenue is derived from sales and operations outside the United States. The reporting currency for our consolidated financial statements is the United States dollar (USD). The local currency of each country is the functional currency for each of our respective entities operating in that country. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs outside the United States, and changes in exchange rates have had and may continue to have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the following exchange rates: USD/Australian dollar (AUD), USD/Canadian dollar (CAD), USD/British pound (GBP), and USD/Euro dollar (EUR). In the nine months ended September 30, 2003, the USD weakened compared to the AUD, CAD, GBP and EUR. As a result, our revenue of the subsidiaries whose local currency is the AUD, CAD and EUR increased 9%, 13% and 16% in local currency compared to the nine months ended September 30, 2002, but increased 28%, 25% and 40% in USD, respectively. Our revenue of the subsidiaries whose local currency is the GBP decreased 7% in local currency from the nine months ended September 30, 2002, but increased 1% in USD. Due to the large percentage of our operations conducted outside of the United States, strengthening of the USD relative to one or more of the foregoing currencies could have an adverse impact on our future results of operations. We historically have not engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks.

In addition, the operations of affiliates and subsidiaries in foreign countries have been funded with investments and other advances denominated in foreign currencies. Historically, such investments and advances have been long-term in nature, and we accounted for any adjustments resulting from currency translation as a charge or credit to “accumulated other comprehensive income (loss)” within the stockholders’ deficit section of our consolidated balance sheets. In 2002, agreements with certain subsidiaries were put in place for repayment of a portion of the investments and advances made to the subsidiaries. As we anticipate repayment in the foreseeable future of these amounts, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the consolidated statements of operations, and depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Given our limited experience with, and the intense competition in, the Internet connectivity and data business, we may not be able to successfully operate or expand this part of our business.

Since 1999, we have been targeting businesses and residential customers for Internet and data services through the Primus brand and other businesses. We have been expanding and intend to continue to expand our offering of Internet, data and VoIP services worldwide. We anticipate offering a broad range of Internet protocol-based data and voice communications over our global broadband ATM+IP network. Currently, we provide Internet access services to business and residential customers in the United States, Australia, Canada, Japan, India, Brazil, and Spain, and offer Internet transmission services in the Indian Ocean/Southeast Asia regions through our earth stations in India.

Our experience with these services and these markets is limited. Furthermore, the market for dial-up and broadband Internet connectivity and related services is extremely competitive. Our primary competitors include incumbent operators, cable companies and other Internet service providers (ISPs) that have a significant national or international presence. Many of these operators have substantially greater resources, capital and operational experience than we do. We also expect we will experience increased competition from traditional telecommunications carriers and cable companies that expand into the market for Internet services. Therefore, our future operations involving these services may not generate operating or net income on a predictable basis and we may not be able to successfully expand this part of our business.

If we do not operate our network efficiently and generate additional traffic, we may not be able to achieve our operational growth goals.

Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network. If we fail to generate additional traffic on our network, if we experience technical or logistical impediments to our ability to migrate traffic onto our network, or if we experience difficulties with our third party providers, we may not achieve desired economies of scale or otherwise be successful in growing our business.

Our potential future growth may place a significant strain on our resources and, if not managed effectively, could result in operational inefficiencies and other difficulties.

Our continued growth and expansion may place a significant strain on our management, operational and financial resources, and increase demand on our systems and controls. We have expanded our retail operations through our recent acquisition of the small- and medium-sized enterprise (SME) voice customer base of Cable & Wireless (C&W) in the United States and the expansion of our prepaid calling card product, particularly in Europe. To manage our growth effectively, we must continue to implement and improve our operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage our employee base. If we inaccurately forecast the movement of traffic onto our network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. As we proceed with our development, operational difficulties could arise from additional demand placed on our customer support, billing and management information systems, on our support, sales and marketing and administrative resources and on our network infrastructure. For instance, we may encounter delays or cost-overruns or suffer other adverse consequences in implementing new systems when required. In addition, our operating and financial control systems and infrastructure could be inadequate to ensure timely and accurate financial reporting.

The integration of our recent and future acquisitions ultimately may not provide the benefits originally anticipated by management and may distract the attention of our personnel from the operation of our business.

We strive to increase the volume of voice and data traffic that we carry over our existing global network in order to reduce transmission costs and other operating costs as a percentage of net revenue, improve gross margins, improve service quality and enhance our ability to introduce new products and services. During 2002 and 2003, to further this growth strategy, we purchased the U.S.-based SME voice customers of C&W and made small purchases of businesses and assets to complement our Canadian-based operations. Future acquisitions may be pursued to further our strategic objectives, including those described above.

Acquisitions of businesses and customer lists, a key element of our historical growth strategy, involve operational risks, including the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management. Moreover, there can be no assurance that we will be successful in:

•	identifying attractive acquisition candidates;

•	completing and financing additional acquisitions on favorable terms; or

•	integrating the acquired business or assets into our own.

There may be difficulty in integrating the service offerings, distribution channels and networks gained through acquisitions with our own. Successful integration of operations and technologies requires the dedication of management and other personnel, which may distract their attention from the day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities, and there can be no assurance that successful integration will occur in light of these factors.

We experience intense domestic and international competition which may adversely affect our results of operations and financial condition.

The long distance telecommunications and data industry is intensely competitive with relatively limited barriers to entry in the more deregulated countries where we operate and with numerous entities competing for the same customers. Recent and pending deregulation in various countries may encourage new entrants to compete, including ISPs, cable television companies and utilities. For example, the United States and many other countries have committed to open their telecommunications markets to competition pursuant to an agreement under the World Trade Organization which began on January 1, 1998. Further, in the United States, as certain conditions have been met under the Telecommunications Act of 1996, the regional Bell operating companies (RBOCs) have been allowed to enter the long distance market, AT&T, MCI and other long distance carriers have been allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, have been allowed to enter both the local service and long distance telecommunications markets. Moreover, the rapid enhancement of VoIP technology may result in increasing levels of traditional domestic and international voice long distance traffic being transmitted over the Internet, as opposed to traditional telecommunication networks such as ours. Currently, there are significant cost savings associated with carrying voice traffic employing VoIP technology, as compared to carrying calls over traditional networks. Thus, there exists the possibility that the price of traditional long distance voice services will decrease in order to be competitive with VoIP. Additionally, competition is expected to be intense to switch customers to VoIP product offerings, as is evidenced by numerous recent market announcements in the U.S. and internationally from industry leaders and competitive carriers concerning significant VoIP initiatives. Our ability to effectively retain our existing customer base and generate new customers, either through our network or our own VoIP offerings, may be adversely affected by accelerated competition arising as a result of VoIP initiatives. As competition intensifies as a result of deregulatory, market or technological developments, our results of operations and financial condition could be adversely affected.

We are substantially smaller than our major competitors, whose marketing and pricing decisions, and relative size advantage, could adversely affect our ability to attract and retain customers and could cause significant pricing pressures that could adversely affect our net revenues per minute, results of operations and financial condition.

The long distance telecommunications and data industry is significantly influenced by the marketing and pricing decisions of the larger long distance industry and Internet access business participants. Our competitors in our core markets include, among others: AT&T, MCI, Sprint, the RBOCs and the major wireless carriers in the United States; Telstra, SingTel Optus and Telecom New Zealand in Australia; Telus, BCE, CallNet and Allstream (formerly AT&T Canada) in Canada; and British Telecommunications plc. (BT), Cable & Wireless UK, MCI, Colt Telecom, Energis and the major wireless carriers in the United Kingdom. Customers frequently change long distance providers and ISPs in response to the offering of lower rates or promotional incentives by competitors. Generally, customers can switch carriers at any time. Competition in all of our markets is likely to remain intense, or even increase in intensity and, as deregulatory influences are experienced in markets outside the United States, competition in non-United States markets is likely to become similar to the intense competition in the United States.

Many of our competitors are significantly larger than we are and have:

•	substantially greater financial, technical and marketing resources;

•	larger networks;

•	a broader portfolio of service offerings;

•	greater control over transmission lines;

•	stronger name recognition and customer loyalty;

•	long-standing relationships with our target customers; and

•	lower leverage ratios.

As a result, our ability to attract and retain customers may be adversely affected by the actions of our larger competitors.

Many of our competitors enjoy economies of scale that result in low cost structures for transmission and related costs that could cause significant pricing pressures within the industry. Several long distance carriers in the United States, including most recently, AT&T, MCI, Sprint, the RBOCs and the major wireless carriers, have introduced pricing and product bundling strategies that provide for fixed, low rates for calls within the United States. This strategy could have a material adverse effect on our net revenue per minute, results of operations and financial condition if increases in telecommunications usage and potential cost declines do not result in, or are insufficient to offset the effects of, such price decreases. Many companies emerging out of bankruptcy might benefit from a lower cost structure and might apply pricing pressure within the industry to gain market share. We compete on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. If such price pressures materialize, we may not be able to compete successfully in the future.

A deterioration in our relationships with facilities-based carriers could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition.

We primarily connect our customers’ telephone calls through transmission lines that we lease under a variety of arrangements with other facilities-based long distance carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business depends on our ability to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. Moreover, we lease transmission lines from some vendors that currently are subject to tariff controls and other price constraints, which in the future may be changed.

Uncertainties and risks associated with international markets could adversely impact our international operations.

We have significant international operations and, as of September 30, 2003, derive more than 75% of our revenues by providing services outside of the United States. In international markets, we are smaller than the principal or incumbent telecommunications carrier that operates in each of the foreign jurisdictions where we operate. In these markets, incumbent carriers are likely to:

•	control access to, and pricing of, the local networks;

•	enjoy better brand recognition and brand and customer loyalty; and

•	have significant operational economies of scale, including a larger backbone network and more correspondent agreements.

Moreover, the incumbent carrier may take many months to allow competitors, including us, to interconnect to its switches within its territory. There can be no assurance that we will be able to:

•	obtain the permits and operating licenses required for us to operate;

•	obtain access to local transmission facilities on economically acceptable terms; or

•	market services in international markets.

In addition, operating in international markets generally involves additional risks, including:

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations;

•	problems in collecting accounts receivable;

•	political risks;

•	fluctuations in currency exchange rates;

•	restrictions associated with the repatriation of funds;

•	technology export and import restrictions; and

•	seasonal reductions in business activity.

These general risks present potentially significant risk to us in the aggregate because we derive such a large percentage of our revenues from outside of the United States.

Our ability to operate and grow our international operations successfully could be adversely impacted by these risks and uncertainties.

Rapid changes in the telecommunications industry could adversely affect our competitiveness and our financial results.

The telecommunications industry is changing rapidly due to:

•	deregulation;

•	privatization;

•	technological improvements;

•	availability of alternative services such as wireless and VoIP; and

•	the globalization of the world’s economies.

In addition, alternative services to traditional fixed wireline services, such as wireless and VoIP services, are a substantial competitive threat. If we do not adjust our contemplated plan of development to meet changing market conditions, we may not be able to compete effectively. The telecommunications industry is marked by the introduction of new product and service offerings and technological improvements. Achieving successful financial results will depend on our ability to:

•	anticipate, assess and adapt to rapid technological changes; and

•	offer, on a timely and cost-effective basis, services that meet evolving industry standards.

If we do not anticipate, assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms our financial results may be materially and adversely affected.

Terrorist attacks and other acts of violence or war may affect the market on which our securities trade, the markets in which we operate, our operations and our profitability.

We are a U.S.-based corporation with significant international operations. Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and subsequent worldwide terrorist actions, including apparent action against companies operating abroad may negatively affect our operations and your investment in Primus. We cannot assure you that there will not be further terrorist attacks that impact our employees, network facilities or support systems, either in the United States or in any of the other countries in which we operate. Certain losses resulting from these types of events are uninsurable and others are not likely to be covered by our insurance.

Terrorist attacks may directly impact our business operations through damage or harm to our employees, network facilities or support systems, increased security costs or the general curtailment of voice or data traffic. Any of these events could result in increased volatility in or damage to Primus and the United States and worldwide financial markets and economies. They also could result in a continuation of the current economic uncertainty in the United States or abroad, which could have a material adverse effect on our operating results and financial condition.

We are subject to potential adverse effects of regulation which may have a material adverse impact on our competitive position, growth and financial performance.

Our operations are subject to constantly changing regulation. There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, any of which could have a material adverse effect upon us.

As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Recent widespread regulatory changes in the United Kingdom and potential future regulatory, judicial, legislative and government policy changes in other jurisdictions where we operate could have a material adverse effect on us. Domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

Regulatory considerations that affect or limit our business include:

•	United States common carrier requirements not to unreasonably discriminate among customers and to charge just and reasonable rates;

•	general uncertainty regarding the future regulatory classification of VoIP telephony; if regulators decide that VoIP is a regulated telecommunications service, our VoIP services may be subject to burdensome regulatory requirements and fees, we may be obligated to pay carriers additional interconnection fees and our operating costs may increase;

•	general changes in access charges, universal service and regulatory fee payments would affect our cost of providing long distance services; and

•	general changes in access charges and contribution payments could adversely affect our cost of providing long distance wireless and other services.

Any adverse developments implicating the foregoing could materially adversely affect our business, financial condition, results of operations and prospects.

Risks Related to an Investment in our Debt Securities

Our high level of debt may adversely affect our ability to satisfy our obligations under debt securities offered under this prospectus.

We cannot assure you that we will be able to meet our debt service obligations. A default in our debt obligations, including a breach of any restrictive covenant imposed by the terms of our indebtedness, could result in the acceleration of a substantial portion of our indebtedness. In such a situation, it is unlikely we would be able to fulfill our obligations under debt securities offered under this prospectus or otherwise repay the accelerated indebtedness or make other required payments. Even in the absence of an acceleration of our indebtedness, a default under the terms of our indebtedness could have an adverse impact on our ability to satisfy our debt service obligations, including our obligations under the notes, and on the trading price of our securities.

We may not be able to pay interest and principal on the debt securities offered under this prospectus if we do not receive distributions from our subsidiaries.

We have no independent operations and no significant assets other than the stock of, and intercompany loans payable by, our operating subsidiaries, and cash. Dividends, intercompany loans and other permitted payments from our direct and indirect subsidiaries, and our own credit arrangements, are our sources of funds to meet our cash needs, including the payment of expenses and principal and interest on debt securities under this prospectus. Our subsidiaries are legally distinct from us and have no obligations to pay amounts due with respect to the debt securities under this prospectus or to otherwise make funds available to us. Our subsidiaries will not guarantee the debt securities offered under this prospectus. Many of our subsidiaries are organized in jurisdictions outside the United States. Their ability to pay dividends, repay intercompany loans or make other distributions may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by them, as well as statutory and other legal restrictions. Additionally, payments from our subsidiaries may result in adverse tax consequences. If we do not receive dividends, distributions and other payments from our subsidiaries, we would be restricted in our ability to pay interest and principal on the debt securities offered under this prospectus and other indebtedness and in our ability to use cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary.

Our holding company structure may limit your recourse to our subsidiaries’ assets.

Creditors of a holding company, such as the holders of debt securities offered under this prospectus, and the holding company itself generally will have subordinate claims against the assets of a particular subsidiary as compared to the creditors of that subsidiary. Accordingly, the debt securities offered under this prospectus will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries, including trade payables. As of September 30, 2003, our subsidiaries had outstanding debt and other liabilities (including trade payables, but excluding intercompany loans) of approximately $392.9 million. Our right to receive assets of any subsidiary upon the liquidation or reorganization of that subsidiary (and the consequent rights of the holders of the notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary’s creditors. Even if we are recognized as a creditor of that subsidiary as a result of an intercompany loan, such claims would be subordinate to any secured indebtedness of such subsidiary and any indebtedness of such subsidiary that is senior to such claims. We have no significant assets other than cash and the stock of, and intercompany loans payable by, our subsidiaries. If we or any of our subsidiaries were to enter into a bank credit facility or similar arrangement, we expect that the stock of the subsidiaries would be pledged to secure any such credit facility or arrangement, in which case, any claims you may have as a debtholder against the stock of the subsidiaries would be subordinate to claims of the lenders under such credit facility or arrangement.

Our ability to repurchase debt with cash upon a change of control may be limited.

In certain circumstances involving a change of control of us, the holders of debt securities may require the repurchase of some or all of the holders’ debt. If we are unable to pay some or all of the repurchase price in common stock, we will have to pay such repurchase price in cash. We cannot assure you that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the debt in cash. Our ability to repurchase the debt in cash in such event may be limited by law, by the indenture or by the terms of other agreements. In addition, a change of control may trigger repayment obligations under the terms of our other indebtedness. In such a situation, we would be required to repay our other indebtedness in addition to being required to repurchase the debt securities at the option of the holders (to the extent we cannot satisfy our repurchase obligations in common stock). We may not have or be able to raise sufficient funds to satisfy all of our repayment or repurchase obligations.

If an active trading market for the debt securities does not develop, then the market price of the debt securities may decline or you may not be able to sell your debt securities.

We cannot assure you that any liquid market will develop for the debt securities or that holders of the debt securities will be able to sell their debt securities, and we cannot provide assurances concerning the price at which the holders will be able to sell their debt securities. Accordingly, no market for the debt securities may develop, and any market that develops may not last. We do not intend to apply for listing of the debt securities on any securities exchange or other stock market. The liquidity of the trading market and the trading price of the debt securities may be adversely affected by declines in the trading price of our common stock and our other public debt securities, by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

Risks Relating to an Investment in our Equity Securities

Future sales of our common stock in the public market could create selling pressure on our common stock and lower our stock price.

Significant future sales of our common stock in the public market, including in particular the shares offered under the Common Stock Resale Registration (defined below) and the Note Registration Statement (defined below), could lower our stock price and impair our ability to raise funds in new stock offerings.

There are 22,616,990 shares of common stock that were issued upon conversion of our Series C Preferred and are being registered for resale on a separate registration statement (the “Common Stock Registration”). Of these shares, 13,540,008 are subject to a lock-up agreement generally restricting sales through July 30, 2004. Subject to this lock-up agreement, a majority of these shares first became eligible for resale through Rule 144 under the Securities Act on December 31, 2003, 5,000,000 shares first become eligible for resale through Rule 144 on November 25, 2004, and the remaining shares first become eligible for resale through Rule 144 on March 31, 2004, subject in each case to applicable volume limitations and other restrictions under Rule 144. In addition, the holders of the 3 3/4% convertible senior notes due 2010 (the “2010 Convertible Notes”) have a registration statement covering the notes and common stock (the “Note Registration Statement”) that may be acquired upon conversion of the 2010 Convertible Notes. Both the Common Stock Registration and the Note Registration Statement were effective under the Securities Act as of the date of this prospectus. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could create selling pressure on our common stock and adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

Future issuances of common stock could adversely impact our earnings per share and create selling pressure on our common stock, which could adversely affect our stock price.

As of December 15, 2003, we had 88,443,258 outstanding shares of our common stock that were subject to dilution by:

•	14,157,925 shares of common stock, subject to potential adjustment issuable upon conversion of our 2010 Convertible Notes;

•	7,388,119 shares of common stock issuable upon the exercise of outstanding stock options;

•	1,428,342 shares of common stock issuable upon the conversion of our 5 3/4% convertible subordinated debentures due 2007 (the “2007 Convertible Notes”); and

•	330,097 shares of common stock issuable upon the exercise of outstanding warrants issued in connection with the sale of our 11 3/4% senior notes due 2004 (the “Warrants”).

We may also issue a significant number of additional shares of common stock as consideration for future acquisitions or other investments or for other purposes. Under this prospectus, we may sell up to an aggregate of $200 million of debt and equity securities from time to time. Future issuances of common stock could adversely impact our earnings per share by diluting our outstanding common stock, which could adversely affect our stock price. Sales of a substantial amount of newly issued common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

The market price of our common stock may decline and fluctuate significantly.

In recent years, the market prices for securities of companies in the telecommunications industry have declined substantially and have been highly volatile. For example, from January 1, 1998 through December 31, 1999, the market price of our common stock and the Standard & Poor’s Telecommunications (Long Distance) Index (the “Long Distance Index”) increased by 137% and 110%, respectively. Subsequently, from January 1, 2000 through December 15, 2003, the market price of our common stock and the Long Distance Index declined by 75% and 89%, respectively. Various factors and events may cause the market price of our common stock to decline or fluctuate significantly. Such factors and events include the liquidity of the market for our common stock, variations in our quarterly operating results and our growth strategies, regulatory, technological or other changes (both domestic and international) affecting the telecommunications industry generally, our competitors’ business developments, changes in the cost of telecommunications service or other operating costs and changes in general market conditions. On May 14, 2002, our common stock was delisted from the Nasdaq National Market for failure to meet the required minimum bid price necessary to maintain listing on the Nasdaq National Market, and on such date our common stock began trading on the Nasdaq SmallCap Market, which is generally a less liquid market than the Nasdaq National Market. On March 21, 2003, the listing of our common stock on the Nasdaq National Market was reinstated, after once again satisfying the minimum bid price requirements. There can be no assurance that our common stock will not decline or that future declines in the market price of our common stock will not result in our common stock being delisted from the Nasdaq National Market again or that if such delisting does occur, that there would be a liquid market for our common stock.

A small group of our stockholders could exercise influence over our affairs.

As of December 15, 2003, funds affiliated with American International Group, Inc. (AIG) beneficially owned 18.7% of our outstanding common stock. As a result of such share ownership, these holders can exercise influence over our affairs through the provisions of an agreement between such holders and us, described in the section of the Common Stock Registration entitled “Description of

Capital Stock—Contractual Governance Provisions,” which is incorporated by reference into this prospectus. This agreement requires the consent of a majority of our non-management directors before we may undertake certain actions, and provides for their right, subject to certain conditions, of the funds affiliated with AIG to nominate one member for election by stockholders to our board of directors and propose one Board observer, in each case, subject to the maintenance of certain minimum ownership levels.

In addition, these holders’ significant ownership levels could have an influence on:

•	amendments to our certificate of incorporation;

•	other fundamental corporate transactions such as mergers and asset sales; and

•	the general direction of our business and affairs.

In addition, the applicable triggering provisions of our Rights Agreement contain exceptions with respect to the acquisition of beneficial ownership of our shares by such holders and the other former holder of Series C Convertible Preferred Stock (collectively, the “Former Series C Holders”). As a result, such holders could gain additional control over our affairs without triggering the provisions of our Rights Agreement.

Anti-takeover provisions could impede or discourage a third party acquisition.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. We also have adopted a Rights Agreement, commonly known as a “poison pill,” that entitles our stockholders to acquire additional shares of our common stock, or a potential acquirer of our company, at a substantial discount from their market value in the event of an attempted takeover, unless such stockholders’ rights are earlier redeemed or exchanged by us in the discretion of our board of directors. Our by-laws provide for a classified board of directors serving staggered three-year terms and restrictions on who may call a special meeting of stockholders, and our certificate of incorporation prohibits stockholder action by written consent. The indentures governing our outstanding notes and public debt require that we offer to repurchase such debt or notes upon a change of control. Lastly, all options issued under our stock option plans automatically vest upon a change of control. Our incorporation under Delaware law, our board of directors’ ability to create and issue a new series of preferred stock, the acceleration of the vesting of options, the existence of our Rights Agreement, the requirement to repurchase senior notes and the notes, and certain provisions of our certificate of incorporation or by-laws could impede a merger, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock—Takeover Protections.”

The securities we are offering may not develop an active public market, which could depress the resale price of the securities.

The securities we are offering, other than our common stock, will be new issues of securities for which there is currently no trading market. We cannot predict whether an active trading market for the securities will develop or be sustained. If an active trading market were to develop, the securities could trade at prices that may be lower than the initial offering price of the securities.

Keep the foregoing risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus and the prospectus supplement. These statements relate to our expectations about future events. Discussions containing forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties described below and under “Forward-Looking Information,” that could cause actual results to differ materially from those anticipated in the forward-looking statements.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition. Dividends are also restricted by certain of the indentures governing our outstanding notes and may be restricted by other credit arrangements entered into in the future. See “Risks Related to an Investment in our Debt Securities—We may not be able to pay interest and principal on the notes if we do not receive distributions from our subsidiaries.” Our board of directors presently intends to retain all earnings, if any, for use in our business operations, and accordingly, our board of directors does not expect to declare or pay any dividends in the foreseeable future.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our consolidated and consolidated condensed financial statements, the notes thereto, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in documents incorporated by reference into this prospectus. The statement of operations data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the balance sheet data as of December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the nine months ended September 30, 2002 and 2003, and the balance sheet data as of September 30, 2002 and 2003, have been derived from the unaudited consolidated condensed financial statements which, in management’s opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. You should not rely on interim results as being indicative of results we may expect for the full year.

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenue	$421,628	$832,739	$1,199,422	$1,082,475	$1,024,056	$756,444	$948,948
Cost of revenue	353,016	624,599	861,181	767,841	668,643	498,244	582,190

Gross margin	68,612	208,140	338,241	314,634	355,413	258,200	366,758

Operating expenses
Selling, general and administrative	79,532	199,581	330,411	303,026	254,152	187,084	254,146
Depreciation and amortization	24,185	54,957	120,695	157,596	82,239	60,067	62,713
Loss on sale of assets	—	—	—	—	—	—	804
Asset impairment write-down	—	—	—	526,309	22,337	570	537

Total operating expenses	103,717	254,538	451,106	986,931	358,728	247,721	318,200

Income (loss) from operations	(35,105)	(46,398)	(112,865)	(672,297)	(3,315)	10,479	48,558
Interest expense	(40,047)	(79,629)	(132,137)	(100,700)	(68,303)	(52,085)	(46,691)
Gain on early extinguishment of debt	—	—	40,952	491,771	36,675	27,251	13,252
Interest income and other income (expense)	11,504	13,395	30,743	(17,951)	(771)	880	385
Foreign currency transaction gain (loss)	—	(104)	(1,357)	(1,999)	8,486	(392)	25,249

Income (loss) before income taxes	(63,648)	(112,736)	(174,664)	(301,176)	(27,228)	(13,867)	40,753
Income tax benefit (expense)	—	—	—	(5,000)	3,598	8,679	(3,681)
Income (loss) before cumulative effect of change in accounting principle	(63,648)	(112,736)	(174,664)	(306,176)	(23,630)	(5,188)	37,072
Cumulative effect of change in accounting principle	—	—	—	—	(10,973)	(10,973)	—

Net income (loss)	(63,648)	(112,736)	(174,664)	(306,176)	(34,603)	(16,161)	37,072
Accreted and deemed dividend on convertible preferred stock	—	—	—	—	—	—	(1,678)

Income (loss) attributable to common stockholders	$(63,648)	$(112,736)	$(174,664)	$(306,176)	$(34,603)	$(16,161)	$35,394

Basic income (loss) per common share	$(2.61)	$(3.72)	$(4.40)	$(5.73)	$(0.54)	$(0.25)	$0.41

Diluted income (loss) per common share	$(2.61)	$(3.72)	$(4.40)	$(5.73)	$(0.54)	$(0.25)	$0.40

Weighted average shares outstanding:
Basic	24,432	30,323	39,691	53,423	64,631	64,536	86,236
Diluted	24,432	30,323	39,691	53,423	64,631	64,536	90,026

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except ratios)
Geographic Data
Net revenue:
North America	$188,008	$406,083	$533,027	$453,111	$381,569	$280,639	$369,547
Europe	60,863	195,477	358,986	357,047	363,669	269,363	322,427
Asia-Pacific	172,757	231,179	307,409	272,317	278,818	206,442	256,974

Total	$421,628	$832,739	$1,199,422	$1,082,475	$1,024,056	$756,444	$948,948

Other Data:
Gross margin as a percentage of net revenue	16.3%	25.0%	28.2%	29.1%	34.7%	34.1%	38.6%
Capital expenditures	$75,983	$110,582	$193,772	$87,771	$29,367	$21,929	$14,372
Ratio of earnings to fixed charges(1)	<0	<0	<0	<0	<0	<0	1.82
Free Cash Flow(2):
Net cash provided by (used in) operating activities	$(71,296)	$(55,570)	$(131,020)	$(110,351)	$34,633	$26,288	$49,538
Net cash used in investing activities	(54,221)	(200,173)	(240,014)	(89,355)	(31,607)	(22,067)	(15,337)

Free cash flow	$(125,517)	$(255,743)	$(371,034)	$(199,706)	$3,026	$4,221	$34,201

	As of December 31,					As of September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$136,196	$471,542	$393,812	$83,953	$92,492	$72,050	$122,751
Restricted cash and investments	$25,729	$25,932	$5,066	$4,961	$11,712	$6,932	$12,329
Working capital(3)	$107,193	$384,998	$255,436	$(62,590)	$(64,771)	$(85,179)	$(39,592)
Total assets	$673,963	$1,450,746	$1,748,126	$816,214	$724,588	$736,905	$783,388
Long-term obligations (including current portion)	$420,174	$929,944	$1,256,453	$667,587	$600,988	$613,677	$598,992
Stockholder’s equity (deficit)	$114,917	$190,859	$83,695	$(178,484)	$(200,123)	$(182,905)	$(118,267)

(1)	The ratio of earnings to fixed charges is computed by dividing pre-tax income from continuing operations (before adjustment for minority interests in consolidated subsidiaries and loss from equity investees) by fixed charges. Fixed charges consist of interest charges, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the nine months ended September 30, 2002, earnings were insufficient to cover fixed charges by $63.6 million, $112.4 million, $174.6 million, $301.0 million, $23.6 million and $13.2 million, respectively.
(2)	Free cash flow, as defined by us, consists of net cash provided by (used in) operating activities less net cash used in investing activities. Free cash flow, as defined above, may not be similar to free cash flow measures presented by other companies, is not a measurement under generally accepted accounting principles in the United States, and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe free cash flow provides a measure of our ability, after making our capital expenditures and other investments in our infrastructure, to meet scheduled debt payments. We use free cash flow to monitor the impact of our operations on our cash reserves and our ability to generate sufficient cash flow to fund our scheduled debt maturities and other financing activities, including discretionary refinancings and retirements of debt. Because free cash flow represents the amount of cash generated or used in operating activities and investing activities before deductions for scheduled debt maturities and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), you should not use it as a measure of the amount of cash available for discretionary expenditures. Scheduled debt maturities paid during the years ended December 31, 1998, 1999, 2000, 2001 and 2002 were $2.4 million, $21.9 million, $16.3 million, $33.7 million and $25.9 million, respectively and during the nine months ended September 30, 2002 and September 30, 2003 were $23.9 million and $97.4 million, respectively. For information regarding our scheduled debt maturities and other fixed obligations, you should review the table disclosing our long-term obligations under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity—Short-and Long-Term Liquidity Considerations and Risks incorporated by reference into this prospectus from our quarterly and annual reports on Form 10-Q and 10-K, as filed with the SEC. See “Where You Can Find More Information.”
(3)	Working capital consists of current assets less current liabilities, in each case calculated in accordance with United States generally accepted accounting principles.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for the repurchase, repayment or redemption of outstanding debt and for working capital and other general corporate purposes.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file in the future with the SEC. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form. Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock. Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares. If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting. Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock. If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary. We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports. The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, the particular terms of any debt securities that may be offered will be described in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We will issue the senior notes under the senior indenture which will be entered into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which will be entered into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the issuer or issuers of the securities;

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to: incur additional indebtedness; issue additional securities; create liens; pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries; redeem capital stock; place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets; make investments or other restricted payments; sell or otherwise dispose of assets; enter into sale-leaseback transactions; engage in transactions with stockholders and affiliates; issue or sell stock of our subsidiaries; or effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase common stock, preferred stock, depositary shares and/or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock, depositary shares and/or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of common stock, preferred stock or depositary shares are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of common stock, preferred stock or depositary share;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

•	the number of shares of common stock or preferred stock or depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock, preferred stock or depositary shares will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock, preferred stock or depositary shares, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock, preferred stock or depositary shares that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment for:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants, preferred stock warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock, preferred stock or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock, preferred stock or depositary shares, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock, preferred stock or depositary shares, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock, preferred stock or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants, preferred stock warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and the respective amounts underwritten by each underwriter;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

The only underwriters of the securities offered by a prospectus supplement will be the underwriters named in that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may inspect copies of these materials at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC’s web site at “http://www.sec.gov.”

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to another prospectus we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus but before the end of any offering made under this prospectus:

•	our Current Report on Form 8-K, filed with the SEC on January 14, 2004;

•	our two Current Reports on Form 8-K, filed with the SEC on January 7, 2004;

•	our Current Report on Form 8-K, filed with the SEC on November 4, 2003;

•	our Current Report on Form 8-K, filed with the SEC on October 22, 2003;

•	our Current Report on Form 8-K, filed with the SEC on September 16, 2003;

•	our Current Report on Form 8-K, filed with the SEC on September 5, 2003 (the “Form 8-K”);

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

•	our Amendment to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2003, filed with the SEC on December 23, 2003, excluding Exhibit 32 thereunder;

•	our Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 30, 2003, excluding the information contained in such proxy statement under the captions “Executive Compensation and Other Information—Ten-Year Option Repricings,” “Stock Price Performance Graph,” “Compensation Committee Report on Executive Compensation” and “Report of the Audit Committee,” which are not incorporated by reference in this prospectus; and

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended and superseded by Items 5.B and 7 of the Form 8-K; and

•	the information contained in Pre-effective Amendment No. 1 to our Registration Statement on Form S-3 (Reg. No. 333-110234) as filed with the SEC on December 23, 2003, under the caption “Description of Capital Stock” and any amendment filed with the SEC to update such description; the remainder of the information contained in such registration statement is not incorporated by reference in this prospectus; and

•	the information contained in our registration statement on Form S-3 (Reg. No. 333-109902) as filed with the SEC on October 22, 2003, under the captions “Description of the Notes” and any amendment filed with the SEC to update such description; the remainder of the information contained in such registration statement is not incorporated by reference in this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits, unless the exhibits are specifically incorporated by reference into the prospectus. You should direct your requests to: Primus Telecommunications Group, Incorporated, 1700 Old Meadow Road, McLean, VA 22102, Attention: Thomas R. Kloster, Senior Vice President.

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY NOTES OR SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference into this prospectus and elsewhere concerning Primus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Forward-looking statements include, without limitation, statements set forth in this prospectus and elsewhere regarding, among other things:

•	our expectations of future growth, revenue, foreign revenue contributions and net income, as well as income from operations, earnings per share, cost reduction efforts, cash flow, network development, Internet services development, traffic development, capital expenditures, selling, general and administrative expenses, goodwill impairment charges, service introductions and cash requirements;

•	our financing, refinancing and/or debt repurchase, restructuring or exchange plans or initiatives;

•	our liquidity and debt service forecasts;

•	assumptions regarding stable currency exchange rates;

•	management’s plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, product plans and performance;

•	the revenue or other impact of our acquisition of the SME customer base of C&W in the United States;

•	the impact of a recent inquiry by the FCC concerning compliance by our subsidiary Primus Telecommunications, Inc. with recently enacted Do-Not-Call regulations; and

•	management’s assessment of market factors.

Factors and risks, including certain of those described in greater detail herein, that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation:

•	changes in business conditions;

•	fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations;

•	adverse interest rate developments;

•	fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

•	the possible inability to raise additional capital when needed, or at all;

•	the inability to reduce, repurchase, exchange or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

•	changes in the telecommunications or Internet industry;

•	adverse tax rulings from applicable taxing authorities;

•	digital subscriber line (DSL), Internet and telecommunications competition;

•	changes in financial, capital market and economic conditions;

•	changes in service offerings or business strategies;

•	difficulty in migrating or retaining customers, including former C&W customers associated with our recent acquisition of this customer base, or integrating other assets;

•	difficulty in providing voice-over-Internet protocol services;

•	changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate;

•	restrictions on our ability to follow certain strategies or complete certain transactions as a result of our capital structure or debt covenants;

•	risks associated with our limited DSL, Internet and Web hosting experience and expertise;

•	entry into developing markets;

•	the possible inability to hire and/or retain qualified sales, technical and other personnel, and to manage growth;

•	risks associated with international operations;

•	dependence on effective information systems;

•	dependence on third parties to enable us to expand and manage our global network and operations;

•	dependence on the implementation and performance of our global asynchronous transfer mode + Internet protocol communications network;

•	adverse outcomes of outstanding litigation matters;

•	adverse FCC rulings or fines affecting our operations;

•	the potential elimination or limitation of a substantial amount or all of our U.S. or foreign operating loss carryforwards due to significant issuances of equity securities, changes in ownership or other circumstances, which carryforwards would otherwise be available to reduce future taxable income; and

•	the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments.

As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You are advised, however, to consult the discussion of risks and uncertainties under “Risk Factors” in this prospectus and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Short- and Long-Term Liquidity Considerations and Risks” and “Business—Legal Proceedings” in the Form 8-K and in our Form 10-K and Forms 10-Q filed with the SEC. See “Where You Can Find More Information.” These are the principal factors that we think could cause our actual results to differ materially from expected results, but other factors could also adversely affect our business and the value of your investment in our securities.

LEGAL MATTERS

Cooley Godward LLP, Reston, Virginia, will pass upon legal matters for us regarding the validity of the securities offered hereby.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries, incorporated in this prospectus by reference from Primus Telecommunications Group, Incorporated’s Current Report on Form 8-K, as filed with the SEC on September 5, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 27, 2003 (August 28, 2003 as to the effects of the adoption of Statement of Financial Accounting Standard (SFAS) No. 145 described in Note 2), which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, amendment of FASB Statement No. 13, and Technical Corrections,” which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.